Filed Pursuant to Rule 424(b)(5)
Registration No. 333-181540

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 6, 2012)

2,400,000 Shares

DIANA SHIPPING INC.

8.875% Series B Cumulative Redeemable Perpetual

Preferred Shares

We are selling 2,400,000 of our 8.875% Series B Cumulative Redeemable Perpetual Preferred Shares, par value $0.01 per share, liquidation preference $25.00 per share (the “Series B Preferred Shares”).

Dividends on the Series B Preferred Shares are cumulative from the date of original issue and will be payable quarterly in arrears on the 15th day of January, April, July and October of each year, when, as and if declared by our board of directors. The initial dividend on the Series B Preferred Shares offered hereby will be payable on April 15, 2014. Dividends will be payable out of amounts legally available therefor at a rate equal to 8.875% per annum of the stated liquidation preference.

At any time on or after February 14, 2019, the Series B Preferred Shares may be redeemed, in whole or in part, out of amounts available therefor, at a redemption price of $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared.

We have applied to have the Series B Preferred Shares listed on the New York Stock Exchange (the “NYSE”) under the symbol “DSXPRB.” If the application is approved, trading of the Series B Preferred Shares on the NYSE is expected to commence within 30 days after their original issuance date. Currently, there is no public market for the Series B Preferred Shares.

Investing in our Series B Preferred Shares involves risks. Our Series B Preferred Shares have not been rated. See “Risk Factors ” beginning on page S-14 of this prospectus supplement and page 6 of our Annual Report on Form 20-F filed with the Securities and Exchange Commission on March 22, 2013 and incorporated by reference herein.

	Per Share	Total
Public offering price	$25.0000	$60,000,000
Underwriting discounts and commissions(1)	$0.7875	$1,890,000
Proceeds, before expenses, to Diana Shipping Inc.	$24.2125	$58,110,000

(1)	See “Underwriting.”

We have granted the underwriters an option to purchase up to an additional 360,000 Series B Preferred Shares solely to cover over-allotments, if any. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $2,173,500, and total proceeds to us before expenses will be $66,826,500.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Series B Preferred Shares on or about February 14, 2014.

Joint Bookrunners

Morgan Stanley	UBS Investment Bank	Deutsche Bank Securities

The date of this prospectus February 10, 2014.

Prospectus Supplement

Prospectus

S-i

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, our Series B Preferred Shares being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus together with additional information described under the heading “Where You Can Find Additional Information” before investing in our Series B Preferred Shares.

Unless otherwise indicated, all references to “dollars” and “$” in this prospectus supplement are to, and amounts presented in, United States dollars and financial information presented in this prospectus supplement that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

We have authorized only the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and any underwriters have not, authorized anyone to provide you with information other than as set forth in this prospectus supplement and the accompanying prospectus. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are offering to sell, and seeking offers to buy, our Series B Preferred Shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this document is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus supplement or any sale of our Series B Preferred Shares.

S-ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Matters discussed in this document may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. The words “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect” and similar expressions identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors and matters discussed elsewhere herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies, fluctuations in currencies and interest rates, general market conditions, including fluctuations in charter hire rates and vessel values, changes in demand in the dry-bulk shipping industry, changes in our operating expenses, including bunker prices, crew costs, drydocking and insurance costs, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, and other important factors described from time to time in the reports filed by us with the Securities and Exchange Commission (the “SEC”). We caution readers of this prospectus supplement and the documents incorporated by reference in this prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to update or revise any forward-looking statements. These forward looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those projected in the forward looking statements.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This section summarizes some of the information that is contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. As an investor or prospective investor, you should review carefully the entire prospectus supplement and the accompanying prospectus, any free writing prospectus that may be provided to you in connection with the offering of the Series B Preferred Shares and the information incorporated by reference in this prospectus supplement and the accompanying prospectus, including the sections entitled “Risk Factors” beginning on page S-14 of this prospectus supplement, on page 6 of the accompanying prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the SEC on March 22, 2013 and incorporated by reference herein.

Unless the context otherwise requires, when used in this prospectus, the terms “the Company,” “we,” “our” and “us” refer to Diana Shipping Inc. and its subsidiaries. “Diana Shipping Inc.” refers only to Diana Shipping Inc. and not its subsidiaries. The financial information included in this prospectus represents our financial information and the operations of our subsidiaries.

OUR COMPANY

We are a global provider of shipping transportation services through our ownership of dry bulk vessels. We specialize in transporting dry bulk cargoes, including such commodities as iron ore, coal, grain and other materials along worldwide shipping routes. Currently, our operating fleet consists of 36 dry bulk vessels, of which two are Newcastlemax, ten are Capesize, three are Post-Panamax, three are Kamsarmax and 18 are Panamax. We also expect to take delivery of two newbuilding Ice Class Panamax dry bulk vessels during the first and second quarters of 2014 as well as two newbuilding Newcastlemax dry bulk vessels and one Kamsarmax dry bulk vessel during the second quarter of 2016. As of the date of this prospectus supplement, the combined carrying capacity of our fleet, excluding the five vessels not yet delivered, is approximately 4.1 million deadweight tons (“dwt”) with a weighted average age of 6.6 years. Our in-house fleet manager, Diana Shipping Services S.A. (“DSS”), performs the commercial and technical management of our vessels.

We intend to continue to grow our fleet through timely and selective acquisitions of vessels. We expect to focus future vessel acquisitions on dry bulk carriers with capacity of 70,000 dwt and above. However, we will also consider purchasing other classes of dry bulk vessels, if we determine that those vessels would, in our view, present favorable investment opportunities.

OUR FLEET

The following table presents certain information concerning our fleet as of the date of this prospectus supplement:

	Vessel		Sister Ships*	Gross Rate (USD Per Day)	Commission**	Charterer	Delivery Date to Charterer	Redelivery Date to Owners***	Notes
	Year Built	DWT
	Panamax Bulk Carriers
1	DANAE		A	$8,250	5.00%	Intermare Transport GmbH, Hamburg	10-Mar-13	10-Sep-14 - 10-Jan-15
	2001	75,106

2	DIONE		A	$9,700	5.00%	EDF Trading Limited, UK	19-Jul-12	19-Jul-14 - 19-Dec-14
	2001	75,172

3	NIREFS		A	$8,000	5.00%	Intermare Transport GmbH, Hamburg	29-Jan-13	29-Jul-14 - 29-Jan-15
	2001	75,311

4	ALCYON		A	$7,750	5.00%	EDF Trading Limited, UK	21-Dec-12	21-Nov-14 - 21-May-15
	2001	75,247

5	TRITON		A	$19,500	4.75%	Resource Marine Pte., Ltd, Singapore	11-Dec-10	8-Nov-13	1,2
	2001	75,336
				$11,500	5.00%	CCX Shipping Co., Ltd, Hong Kong	11-Nov-13	16-Dec-13	3

				$11,000	5.00%	Bunge S.A., Geneva	16-Dec-13	1-Sep-14 - 31-Oct-14

6	OCEANIS		A	$9,250	5.00%	Ultrabulk A/S, Copenhagen, Denmark	14-Aug-12	20-Feb-14 - 14-Jul-14	4
	2001	75,211

7	THETIS		B	$8,300	5.00%	EDF Trading Limited, UK	1-Sep-13	1-Jul-15 - 1-Dec-15
	2004	73,583

8	PROTEFS		B	$9,000	5.00%	Cargill International S.A., Geneva	14-Sep-12	14-Sep-14 - 14-Feb-15
	2004	73,630

9	CALIPSO		B	$8,100	4.75%	Cargill International S.A., Geneva	29-Jul-13	29-Apr-15 - 29-Aug-15
	2005	73,691

10	CLIO		B	$8,600	4.75%	Cargill International S.A., Geneva	22-Aug-13	22-May-15 - 22-Aug-15	5
	2005	73,691

11	NAIAS		B	$9,250	5.00%	Ultrabulk A/S, Copenhagen, Denmark	2-Sep-12	28-Feb-14 - 2-Aug-14	4
	2006	73,546

12	ARETHUSA		B	$7,300	5.00%	Cargill International S.A., Geneva	22-Nov-12	22-May-14 - 22-Nov-14
	2007	73,593

13	ERATO		C	$6,500	5.00%	Cargill International S.A., Geneva	9-Jan-13	9-Jul-14 - 9-Jan-15	6
	2004	74,444

14	CORONIS		C	$10,600	5.00%	EDF Trading Limited, UK	12-Mar-12	1-Mar-14 - 27-Jun-14	4
	2006	74,381

15	MELITE		D	$7,750	5.00%	Cargill International S.A., Geneva	28-Dec-12	1-Jul-14 - 1-Jan-15
	2004	76,436

16	MELIA		D	$9,700	3.75%	Rio Tinto Shipping Pty, Ltd., Melbourne	17-Apr-13	2-Mar-14 - 17-May-14
	2005	76,225

17	ARTEMIS			$9,375	3.75%	Rio Tinto Shipping Pty, Ltd., Melbourne	26-Aug-13	26-Jun-15 - 26-Oct-15
	2006	76,942

18	LETO			$12,900	5.00%	EDF Trading Limited, UK	17-Jan-12	20-Feb-14 - 17-Nov-14	4
	2010	81,297

	Vessel		Sister Ships*	Gross Rate (USD Per Day)	Commission**	Charterer	Delivery Date to Charterer	Redelivery Date to Owners***	Notes
	Year Built	DWT
	Kamsarmax Bulk Carriers
19	MAIA		E	$10,900	5.00%	Glencore Grain B.V., Rotterdam	27-Feb-13	12-Aug-14 - 27-Feb-15
	2009	82,193

20	MYRSINI		E	$15,500	4.75%	Clearlake Shipping Pte. Ltd., Singapore	12-Oct-13	12-Feb-14	7,8
	2010	82,117					12-Feb-14	15-Feb-15 - 10-May-15

21	MYRTO		E	$9,000	5.00%	Cargill International S.A., Geneva	25-Jan-13	25-Jul-14 - 25-Jan-15
	2013	82,131

	Post-Panamax Bulk Carriers
22	ALCMENE			$7,250	5.00%	ADM International Sarl, Rolle, Switzerland	22-Feb-13	7-Aug-14 - 22-Feb-15
	2010	93,193

23	AMPHITRITE			$10,000	5.00%	Bunge S.A., Geneva	15-Aug-12	31-May-14 - 30-Oct-14	9
	2012	98,697

24	POLYMNIA			$7,600	5.00%	Bunge S.A., Geneva	16-Jan-13	16-Jul-14 - 16-Jan-15	10,11
	2012	98,704

	Capesize Bulk Carriers
25	NORFOLK			$10,700	4.50%	Clearlake Shipping Pte. Ltd., Singapore	16-Jan-13	16-Jul-14 - 16-Jan-15	7
	2002	164,218

26	ALIKI			$26,500	5.00%	Minmetals Logistics Group Co. Ltd., Beijing	1-Mar-11	1-Feb-16 - 1-Apr-16
	2005	180,235

27	BALTIMORE			$15,000	5.00%	RWE Supply & Trading GmbH, Essen	8-Jul-13	8-Jul-16 - 8-Jan-17	12
	2005	177,243

28	SALT LAKE CITY			$13,000	5.00%	Morgan Stanley Capital Group Inc.	11-Aug-12	11-Jun-14 - 11-Dec-14
	2005	171,810

29	SIDERIS GS		F	$13,500	4.75%	Cargill International S.A., Geneva	14-Mar-13	14-Dec-14 - 14-Jun-15
	2006	174,186

30	SEMIRIO		F	$14,000	4.75%	Cargill International S.A., Geneva	19-Mar-13	19-Jan-15 - 19-Jun-15
	2007	174,261

31	BOSTON		F	$14,250	4.75%	Clearlake Shipping Pte. Ltd., Singapore	24-Aug-13	9-Aug-15 - 8-Feb-16	7
	2007	177,828

32	HOUSTON		F	$55,000	4.75%	Shagang Shipping Co.	3-Nov-09	26-Nov-13	13
	2009	177,729
				$20,500	4.75%	Clearlake Shipping Pte. Ltd., Singapore	3-Dec-13	19-Oct-14 - 18-Feb-15	7

33	NEW YORK		F	$48,000	3.75%	Nippon Yusen Kaisha, Tokyo (NYK)	3-Mar-10	3-Jan-15 - 3-May-15
	2010	177,773

34	P. S. PALIOS			$18,350	5.00%	RWE Supply & Trading GmbH, Essen	3-Dec-13	18-Sep-15 - 31-Dec-15
	2013	179,134

	Vessel		Sister Ships*	Gross Rate (USD Per Day)	Commission**	Charterer	Delivery Date to Charterer	Redelivery Date to Owners***	Notes
	Year Built	DWT
	Newcastlemax Bulk Carriers
35	LOS ANGELES		G	$18,000	5.00%	EDF Trading Limited, UK	9-Feb-12	9-Dec-15 - 9-Apr-16
	2012	206,104

36	PHILADELPHIA		G	$18,000	5.00%	EDF Trading Limited, UK	17-May-12	17-Jan-16 - 17-Jul-16
	2012	206,040

	Vessels Under Construction
37	HULL H2528		H	$15,800	5.00%	Glencore Grain B.V., Rotterdam	21-Feb-14	21-Aug-15 - 21-Nov-15	14,15
	(tbn CRYSTALIA)
	2014	77,525

38	HULL H2529		H	—	—	—	—	—	14
	(tbn ATALANDI)
	2014	76,000

39	HULL DY6006			—	—	—	—	—	16
	2016	82,000

40	HULL H2548		I	—	—	—	—	—	16
	2016	208,500

41	HULL H2549		I	—	—	—	—	—	16
	2016	208,500

*	Each dry bulk carrier is a “sister ship,” or closely similar, to other dry bulk carriers that have the same letter.
**	Total commission percentage paid to third parties.
***	Charterers’ optional period to redeliver the vessel to owners. Charterers have the right to add the off hire days, if any, and therefore the optional period may be extended.
1	Resource Marine Pte., Ltd, Singapore is a guaranteed nominee of Macquarie Bank Limited.
2	Resource Marine Pte., Ltd, Singapore has agreed to compensate the owners for the early redelivery of the vessel on November 8, 2013 till the minimum agreed redelivery date, November 11, 2013.
3	Charterers exercised their option to redeliver the vessel back to owners at CJK area and will now have to pay US$11,500 per day for the entire period instead of US$11,000 per day previously announced.
4	Based on latest information.
5	Vessel off-hire for drydocking from December 12, 2013 to January 2, 2014.
6	Vessel off-hire from October 20, 2013 to October 21, 2013.
7	Clearlake Shipping Pte. Ltd., Singapore is a member of the Gunvor Group.
8	February 12, 2014 is the estimated date of redelivery.
9	The charterer has the option to employ the vessel for a further 11 to 14 month period at a gross charter rate of US$11,300 per day. The optional period, if exercised, must be declared on or before the end of the 21st month of employment and will only commence at the end of the 24th month.
10	The charterer has the option to further employ the vessel for about 11 to a maximum 13 months at a gross charter rate of US$11,000 per day. The optional period, if exercised, must be declared on or before the 22nd month of employment and will only commence at the end of the 24th month.
11	Prior to October 12, 2013, chartered to Augustea Bunge Maritime Limited, Malta.
12	Vessel delivered to the Company on June 13, 2013. Due to scheduled maintenance, the vessel was delivered to the charterers on July 8, 2013.
13	From November 3, 2009 the vessel was chartered to Shagang Shipping Co. (a guaranteed nominee of the Jiangsu Shagang Group Co.), (“Shagang”) with an initial termination date of October 3, 2014. On November 26, 2013, Gala Properties Inc., a wholly-owned subsidiary of Diana Shipping Inc. and owner of the vessel, received a notice from Shagang claiming that they were entitled to terminate the charter effective November 26, 2013 for purported breaches by the owners. The owners believe they have fully performed under the terms of the charter since its inception and that Shagang has no basis for the purported termination of the charter. The owners have commenced arbitration proceedings seeking to mitigate their losses as a result of Shagang’s early termination.
14	Based on latest information received by the yard.
15	Estimated date of delivery to the charterers.
16	Year of delivery and dwt are based on shipbuilding contract.

CHARTERING OF OUR FLEET

We charter our dry bulk carriers to customers primarily pursuant to time charters. Under our time charters, the charterer typically pays us a fixed daily charter hire rate and bears all voyage expenses, including the cost of bunkers (fuel oil) and canal and port charges. We remain responsible for paying the chartered vessel’s operating expenses, including the cost of crewing, insuring, repairing and maintaining the vessel. We currently pay commissions ranging from 3.75% to 5.00% of the total daily charter hire rate of each charter to unaffiliated ship brokers and to in-house brokers associated with the charterer, depending on the number of brokers involved with arranging the charter.

We strategically monitor developments in the dry bulk shipping industry on a regular basis and, subject to market demand, seek to adjust the charter hire periods for our vessels according to prevailing market conditions. In order to take advantage of the relatively stable cash flow and high utilization rates associated with long-term time charters, we have fixed 32 of our vessels, covering approximately 90% of our combined carrying capacity, on long-term time charters ranging in duration from 17 months to 62 months. Our vessels on short-term time charters provide us with flexibility in responding to market developments. We will continue to evaluate our balance of short- and long-term charters and may extend or reduce the charter hire periods of the vessels in our fleet according to the developments in the dry bulk shipping industry.

Our vessels are subject to periodic off-hire periods for scheduled drydockings. Drydocking costs are expected to increase in 2014, as compared to 2013, as a greater number of our vessels are scheduled to undergo drydocking in 2014. See the section entitled “Item 4. Information on the Company—B. Business Overview—Inspection by Classification Societies” in our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the SEC on March 22, 2013 and incorporated by reference herein.

OUR KEY STRENGTHS

We own a modern, high quality fleet of dry bulk carriers. We believe that owning a modern, high quality fleet reduces operating costs, improves safety and provides us with a competitive advantage in securing favorable time charters. We maintain the quality of our vessels by carrying out regular inspections, both while in port and at sea, and adopting a comprehensive maintenance program for each vessel.

Our fleet includes nine groups of sister ships. We believe that maintaining a fleet that includes sister ships enhances the revenue generating potential of our fleet by providing us with operational and scheduling flexibility. The uniform nature of sister ships also improves our operating efficiency by allowing our fleet manager to apply the technical knowledge of one vessel to all vessels of the same series and creates economies of scale that enable us to realize cost savings when maintaining, supplying and crewing our vessels.

We have an experienced management team. Our management team consists of experienced executives who each have, on average, more than 27 years of operating experience in the shipping industry and has demonstrated ability in managing the commercial, technical and financial areas of our business. Our management team is led by Mr. Simeon Palios, a qualified naval architect and engineer who has more than 40 years of experience in the shipping industry.

Internal management of vessel operations. We conduct all of the commercial and technical management of our vessels in-house through DSS. We believe having in-house commercial and technical management provides us with a competitive advantage over many of our competitors by allowing us to more closely monitor our operations and to offer higher quality performance, reliability and efficiency in arranging charters and the maintenance of our vessels.

We benefit from strong relationships with members of the shipping and financial industries. We have developed strong relationships with major international charterers, shipbuilders and financial institutions that we believe are the result of the quality of our operations, the strength of our management team and our reputation for dependability.

We have a strong balance sheet and a relatively low level of indebtedness. We believe that our strong balance sheet and relatively low level of indebtedness provide us with the flexibility to increase the amount of funds that we may draw under our loan facilities in connection with future acquisitions and enable us to use cash flow that would otherwise be dedicated to debt service for other purposes.

OUR BUSINESS STRATEGY

Continue to operate a high quality fleet. We intend to limit our acquisition of ships to vessels that meet rigorous industry standards and that are capable of meeting charterer certification requirements. We intend to preserve the quality of our fleet through regular inspections of our vessels and a comprehensive maintenance program.

Strategically expand the size of our fleet. We intend to grow our fleet through timely and selective acquisitions of vessels. We expect to focus our dry bulk carrier acquisitions primarily on dry bulk carriers with capacity of 70,000 dwt and above, although we will also consider acquisitions of other classes of dry bulk vessels that would, in our view, provide favorable investment opportunities. We may also acquire other vessel-owning companies to expand the size of our fleet. We intend to continue to regularly monitor developments in market conditions and expect to acquire vessels in the future when those acquisitions would, in our view, present favorable investment opportunities.

Pursue an appropriate balance of short-term and long-term time charters. We strategically monitor developments in the dry bulk shipping industry on a regular basis and, subject to market demand, seek to adjust the charter hire periods for our vessels according to prevailing market conditions. In order to take advantage of the relatively stable cash flow and high utilization rates associated with long-term time charters, we have entered into long-term time charters, ranging in duration from 17 months to 62 months, with respect to 32 of our vessels covering 90% of our combined carrying capacity. Our vessels on short-term time charters provide us with flexibility in responding to market developments. We will continue to evaluate our balance of short- and long-term charters and may extend or reduce the charter hire periods of the vessels in our fleet according to the developments in the dry bulk shipping industry.

Maintain a strong balance sheet with conservative leverage in high market periods and increased leverage in low market periods. In the future, we expect to draw funds under our credit facilities to partially fund vessel acquisitions and the construction of newbuildings. Our current policy is to gradually increase our debt during low market periods of the dry bulk industry to facilitate vessel expansion. In addition, from time to time we may use the net proceeds from equity offerings to finance vessel acquisitions or other uses. As of September 30, 2013, we had total debt outstanding, net of deferred financing costs, of $450.3 million.

Maintain low cost, highly efficient operations. We intend to actively monitor and control vessel operating expenses without compromising the quality of our vessel management by utilizing regular inspection and maintenance programs, employing and retaining qualified crew members and taking advantage of the economies of scale that result from operating sister ships.

Capitalize on our established reputation. We intend to capitalize on our reputation for maintaining high standards of performance, reliability and safety in establishing and maintaining relationships with major international charterers who consider the reputation of a vessel owner and operator when entering into time charters and with shipyards and financial institutions who consider reputation to be an indicator of creditworthiness.

RECENT DEVELOPMENTS

On May 17, 2013, we entered, through two separate wholly owned subsidiaries, into two shipbuilding contracts with China Shipbuilding Trading Company, Limited and Jiangnan Shipyard (Group) Co., Ltd. for the construction of two Newcastlemax dry bulk vessels of approximately 208,500 dwt for a contract price of $48.7 million each. We expect to take delivery of the two vessels during the second quarter of 2016.

On May 20, 2013, we entered into a loan agreement with Eluk Shipping Company Inc., a subsidiary of Diana Containerships Inc., to provide to it an unsecured loan of up to $50.0 million, the drawdown of which was completed on August 20, 2013.

On May 24, 2013, we signed, through two separate wholly-owned subsidiaries, a term loan facility for up to $30 million with The Export-Import Bank of China having a majority interest and DNB Bank ASA, as agent, to partly finance, after delivery, the acquisition cost of our two newbuilding Ice Class Panamax dry bulk carriers of approximately 76,000 dwt each.

On June 13, 2013, we took delivery of the M/V Baltimore, a 2005 built Capesize dry bulk carrier of 177,243 dwt, which we acquired for $26.8 million.

On June 18, 2013, we signed, through two separate wholly-owned subsidiaries, a term loan facility for up to $18.0 million with Deutsche Bank Aktiengesellschaft Filiale Deutschlandgeschäft, and on June 20, 2013, we completed the drawdown of $18.0 million in order to partially finance the acquisition costs of the two Kamsarmax dry bulk carriers, the M/V Myrto and the M/V Maia, which were delivered on January 25, 2013 and February 19, 2013, respectively.

On August 26, 2013, we took delivery of the M/V Artemis, a 2006 built Panamax dry bulk carrier of 76,942 dwt, which we acquired for $20.3 million.

On October 10, 2013, we took delivery of the M/V Myrsini, a 2010 built Kamsarmax dry bulk vessel of 82,117 dwt, which we acquired in a bid offer for $22.7 million.

On November 26, 2013, the charterers of the M/V Houston terminated the charter agreement prior to the expiration date of the charter. We have commenced arbitration proceedings against the charterers for damages resulting from the early termination of the charter. This termination has resulted in the full amortization of prepaid charter revenue in the fourth quarter of 2013, amounting to $3.0 million, which would otherwise be amortized to revenue over the remaining period of the charter.

We expect that the amortization of prepaid charter revenue in connection with the early termination of the charter of the M/V Houston in the fourth quarter of 2013 will reduce our reported earnings per share, basic and diluted, by $0.03 for the fiscal quarter ended December 31, 2013, based on the weighted average number of shares outstanding for the three months ended December 31, 2013.

On December 2, 2013, we took delivery of the M/V P. S. Palios, a 2013 built Capesize dry bulk vessel of 179,134 dwt, which we acquired for $52.0 million.

On August 8, 2013, DSS was found guilty on felony counts and on December 5, 2013 was sentenced by the United States District Court in Norfolk, Virginia to a fine of $1.1 million, of which $850,000 has been paid with the balance due to be paid within six months of the date of the sentence, and a period of probation of three years and six months, as a result of a conviction in which DSS was held vicariously liable for the actions of the chief engineer and second assistant engineer of the M/V Thetis, who were found guilty by the Court of violating several U.S. statutes and regulations in failing to properly handle waste oils, maintain required records and for obstruction of justice. In addition, the sentence includes a requirement for the duration of the probation period to maintain an enhanced system subject to independent audit for managing waste oils on each vessel managed by DSS. We expect that the implementation of the enhanced monitoring system will result in additional costs of approximately $70 per vessel per day during the probation period of three years and six months.

On January 8, 2014, we entered, through a separate wholly owned subsidiary, into a shipbuilding contract with Yangzhou Dayang Shipbuilding Co., Ltd. and Shanghai Sinopacific International Trade Co., Ltd., for the construction of a Kamsarmax dry bulk vessel of approximately 82,000 dwt for a contract price of $28.8 million. We expect to take delivery of the vessel during the second quarter of 2016.

On January 9, 2014, we signed, through two separate wholly-owned subsidiaries, a term loan facility for up to $18.0 million with Commonwealth Bank of Australia to partially finance the acquisition costs of two Panamax dry bulk vessels, the M/V Melite and the M/V Artemis, which were delivered on January 28, 2010 and August 26, 2013, respectively, and we completed the drawdown of $18.0 million on January 13, 2014.

As of the date of this prospectus supplement, the aggregate contract price of our newbuilding vessels under construction is $184.2 million, of which we have made total payments in the amount of $37.8 million, and we have remaining yard installments in the amount of $146.4 million before we take delivery of the vessels.

CORPORATE INFORMATION

We are a corporation incorporated under the laws of Liberia in March 1999 as Diana Shipping Investments Corp. In February 2005, our articles of incorporation were amended. Under the amended and restated articles of incorporation, we were renamed Diana Shipping Inc. and redomiciled from the Republic of Liberia to the Marshall Islands. Our executive offices are located at Pendelis 16, 175 64 Palaio Faliro, Athens, Greece. Our telephone number at this address is +30-210-947-0100. Our website is www.dianashippinginc.com. The information on our website shall not be deemed a part of this prospectus.

THE OFFERING

Issuer	Diana Shipping Inc.

Securities offered by us	2,400,000 of our 8.875% Series B Cumulative Redeemable Perpetual Preferred Shares, par value $0.01 per share, liquidation preference $25.00 per share. For a detailed description of the Series B Preferred Shares, see the section entitled “Description of Series B Preferred Shares.”

Over-allotment option	We have granted the underwriters an option to purchase up to an additional 360,000 of our Series B Preferred Shares at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions, to cover over-allotments.

Price per share	$25.00

Conversion; exchange and preemptive rights	The Series B Preferred Shares will not have any conversion or exchange rights or be subject to preemptive rights.

Dividends	Dividends on our Series B Preferred Shares will accrue and be cumulative from the date the Series B Preferred Shares are originally issued and will be payable on each Dividend Payment Date (as defined below) when, as and if declared by our board of directors or any authorized committee thereof out of legally available funds for such purpose.

Dividend payment dates	January 15, April 15, July 15 and October 15 (each, a “Dividend Payment Date”). If any Dividend Payment Date would otherwise fall on a date that is not a Business Day, declared dividends will be payable on the immediately succeeding Business Day without the accumulation of additional dividends. Dividends will not bear interest.

Dividend rate	The dividend rate for the Series B Preferred Shares will be 8.875% per annum per $25.00 of liquidation preference per share (equal to $2.21875 per annum per share). The dividend rate is not subject to adjustment.

No Maturity, Sinking Fund or Mandatory Redemption

The Series B Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption. Series B Preferred Shares will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them. We are not required to set aside funds to redeem Series B Preferred Shares.

Ranking

The Series B Preferred Shares will represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. The Series B Preferred Shares will rank:

(a) senior to our common shares, our Series A Participating Preferred Stock, if issued, and to each other class or series of capital stock established after the original issue date of the Series B Preferred Shares that is expressly made junior to the Series B Preferred Shares or any Parity Stock (as defined below) as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Junior Stock”); and

(b) equal with any class or series of capital stock established after the original issue date of the Series B Preferred Shares that is not expressly subordinated or senior to the Series B Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Parity Stock”); and

(c) junior to each other class or series of capital stock expressly made senior to the Series B Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Senior Stock”), and to all of our indebtedness and other liabilities, including trade payables.

Dividend Stopper	No dividend may be declared or paid or set apart for payment on any Junior Stock (other than a dividend payable solely in shares of Junior Stock) unless full cumulative dividends have been or contemporaneously are being paid or provided for on all outstanding Series B Preferred Shares and any Parity Stock for all prior and the then-ending dividend periods. In addition, common stock and any other Junior Stock may not be redeemed, repurchased or otherwise acquired unless full cumulative dividends on the Series B Preferred Shares and any Parity Stock for all prior and the then-ending dividend periods have been paid or declared and set apart for payment.

Payment of dividends

Accumulated dividends in arrears for any past dividend period may be declared by our board of directors and paid on any date fixed by our board of directors, whether or not a Dividend Payment Date, to holders of the Series B Preferred Shares on the record date for such payment, which may not be more than 60 days, nor less than 5 days, before such payment date.

Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding

Series B Preferred Shares and any Parity Stock have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated dividends in arrears will be made in order of their respective Dividend Payment Dates, commencing with the earliest. If less than all dividends payable with respect to all Series B Preferred Shares and any Parity Stock are paid, any partial payment will be made pro rata with respect to the Series B Preferred Shares and any Parity Stock entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time. Holders of the Series B Preferred Shares will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends. The holders of Series B Preferred Shares will not receive interest on unpaid dividends.

Optional redemption	At any time on or after February 14, 2019, we may redeem, in whole or from time to time in part, the Series B Preferred Shares at a redemption price of $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared. Any such redemption would be effected out of any funds available for such purpose. We must provide not less than 30 days’ and not more than 60 days’ written notice of any such redemption.

Voting rights

Holders of the Series B Preferred Shares generally have no voting rights. However, if and whenever dividends payable on the Series B Preferred Shares are in arrears for six or more quarterly periods, whether or not consecutive, holders of Series B Preferred Shares (voting together as a class with all other classes or series of Parity Stock upon which like voting rights have been conferred and are exercisable) will be entitled to elect one additional director to serve on our board of directors, and the size of our board of directors will be increased as needed to accommodate such change. The right of such holders of Series B Preferred Shares to elect a member of our board of directors will continue until such time as all accumulated and unpaid dividends on the Series B Preferred Shares have been paid in full.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Shares, voting as a single class, we may not adopt any amendment to our Amended and Restated Articles of Incorporation

(“Articles of Incorporation”), that adversely alters the preferences, powers or rights of the Series B Preferred Shares.

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Shares, voting as a class together with holders of any other Parity Stock upon which like voting rights have been conferred and are exercisable, we may not (i) issue any Parity Stock if the cumulative dividends payable on outstanding Series B Preferred Shares are in arrears or (ii) create or issue any Senior Stock.

Except as noted above, no vote or consent of the holders of Series B Preferred Shares is required for (i) creation or incurrence of any indebtedness, (ii) authorization or issuance of any common stock or other Junior Stock or (iii) authorization or issuance of any preferred shares of any series.

Fixed liquidation price	In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of the Series B Preferred Shares will have the right to receive the liquidation preference of $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of payment, whether or not declared, before any payments are made to holders of our common stock or any other Junior Stock.

Use of proceeds

We estimate that we will receive net proceeds of approximately $57.7 million from this offering assuming the underwriters’ over-allotment option is not exercised, and approximately $66.4 million if the underwriters’ over-allotment option is exercised in full, in each case after deducting underwriting discounts and commissions and estimated expenses payable by us.

We intend to use the net proceeds of this offering for general corporate purposes, which may include the repayment of debt and the acquisition of vessels.

Please see the section of this prospectus supplement entitled “Use of Proceeds.”

NYSE listing	We have applied to list the Series B Preferred Shares on the NYSE under the symbol “DSXPRB.” If the application is approved, trading of the Series B Preferred Shares on the NYSE is expected to begin within 30 days after the original issuance date of the Series B Preferred Shares.

Tax considerations	Subject to the more comprehensive discussion under “Tax Considerations—U.S. Federal Income Tax Considerations—United States Federal Income Taxation of U.S. Holders,” any distributions with respect to our Series B Preferred Shares that you receive from us will constitute dividends to the extent of our current and accumulated earnings and profits, which may be taxable at ordinary income rates or taxable as “qualified dividend income” at preferential rates (in the case of non-corporate holders).

Rating	The Series B Preferred Shares are not expected to be rated by any Nationally Recognized Statistical Rating Organization.

Jurisdiction of organization	Republic of the Marshall Islands

Registrar and Transfer Agent	Computershare Trust Company, N.A.

Form	The Series B Preferred Shares will be issued and maintained only in book-entry form registered in the name of the nominee of The Depository Trust Company (“DTC”), except under limited circumstances.

Risk factors	An investment in our Series B Preferred Shares involves risks. You should carefully consider the risk factors set forth in the sections entitled “Risk Factors” beginning on page S-14 of this prospectus supplement, on page 6 of the accompanying prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the SEC on March 22, 2013 and incorporated by reference herein.

RISK FACTORS

An investment in our Series B Preferred Shares involves a high degree of risk. You should carefully consider the risks set forth below and the discussion of risks under the heading “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the SEC on March 22, 2013 as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment in our Series B Preferred Shares. For further details, please see the section of this prospectus supplement entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” Any of the risk factors referred to above or provided below could adversely impact our business, results of operations or financial condition. The trading price of our Series B Preferred Shares could decline due to any of these risks, and you may lose all or part of your investment.

Risk Factors Related To Our Series B Preferred Shares

We may not have sufficient cash from our operations to enable us to pay dividends on our Series B Preferred Shares following the payment of expenses and the establishment of any reserves.

We will pay quarterly dividends on our Series B Preferred Shares only from funds legally available for such purpose when, as and if declared by our board of directors. We may not have sufficient cash available each quarter to pay dividends. The amount of dividends we can pay on our Series B Preferred Shares depends upon the amount of cash we generate from and use in our operations, which may fluctuate.

The amount of cash we have available for dividends on our Series B Preferred Shares will not depend solely on our profitability.

The actual amount of cash we will have available to pay dividends on our Series B Preferred Shares will depend on many factors, including the following:

•	changes in our operating cash flow, capital expenditure requirements, working capital requirements and other cash needs;

•	restrictions under our existing or future credit facilities or any future debt securities on our ability to pay dividends if an event of default has occurred and is continuing or if the payment of the dividend would result in an event of default, or under certain facilities if it would result in the breach of certain financial covenants;

•	the amount of any cash reserves established by our board of directors; and

•	restrictions under Marshall Islands law, which generally prohibits the payment of dividends other than from surplus (retained earnings and the excess of consideration received for the sale of shares above the par value of the shares) or while a company is insolvent or would be rendered insolvent by the payment of such a dividend.

The amount of cash we generate from our operations may differ materially from our net income or loss for the period, which will be affected by noncash items, and our board of directors in its discretion may elect not to declare any dividends. As a result of these and the other factors mentioned above, we may pay dividends during periods when we record losses and may not pay dividends during periods when we record net income.

The Series B Preferred Shares represent perpetual equity interests.

The Series B Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As a result, holders of the Series B Preferred Shares may be required to bear the financial risks of an investment in the Series B Preferred Shares for an indefinite period of time. In addition, the Series B Preferred Shares will rank junior to all our indebtedness and other liabilities, and to any other senior securities we may issue in the future with respect to assets available to satisfy claims against us.

No established market exists for the Series B Preferred Shares.

We have applied to list the Series B Preferred Shares on the NYSE under the symbol “DSXPRB.” However, an active trading market on the NYSE for the shares may not develop or, even if it develops, may not last, in which case the trading price of the Series B Preferred Shares could be adversely affected and your ability to transfer your shares will be limited. If an active trading market does develop on the NYSE, our Series B Preferred Shares may trade at prices lower than the public offering price. The trading price of our Series B Preferred Shares would depend on many factors, including:

•	prevailing interest rates;

•	the market price of our common stock;

•	the market for similar securities;

•	general economic and financial market conditions;

•	our subsequent issuance of debt or other preferred equity securities; and

•	our financial condition, results of operations and prospects.

We have been advised by the underwriters that they intend to make a market in the shares pending any listing of the shares on the NYSE, but they are not obligated to do so and may discontinue market making at any time without notice.

The Series B Preferred Shares have not been rated.

We have not sought to obtain a rating for the Series B Preferred Shares, and the shares may never be rated. It is possible, however, that one or more rating agencies may independently determine to assign a rating to the Series B Preferred Shares or that we may elect to obtain a rating of our Series B Preferred Shares in the future. In addition, we may elect to issue other securities for which we may seek to obtain a rating. If any ratings are assigned to the Series B Preferred Shares in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, could adversely affect the market for, or the market value of, the Series B Preferred Shares. Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. A rating is not a recommendation to purchase, sell or hold any particular security, including the Series B Preferred Shares. Ratings do not reflect market prices or suitability of a security for a particular investor and any future rating of the Series B Preferred Shares may not reflect all risks related to us and our business, or the structure or market value of the Series B Preferred Shares.

Our Series B Preferred Shares are subordinate to our indebtedness, and your interests could be diluted by the issuance of additional preferred shares, including additional Series B Preferred Shares, and by other transactions.

Our Series B Preferred Shares are subordinated to all of our existing and future indebtedness. Therefore, our ability to pay dividends on, redeem or pay the liquidation preference on our Series B Preferred Shares in liquidation or otherwise may be subject to prior payments due to the holders of our indebtedness. Our existing indebtedness restricts, and our future indebtedness may include restrictions on, our ability to pay dividends on or redeem preferred shares. As of September 30, 2013, we had total debt outstanding, net of deferred financing costs, of $450.3 million. Our amended and restated articles of incorporation currently authorize the issuance of up to 25,000,000 preferred shares, par value $0.01 per share. Of these preferred shares, 1,000,000 shares have been designated Series A Participating Preferred Stock in connection with our adoption of a stockholder rights plan as described under “Item 10. Additional Information—B. Memorandum and Articles of Association—Stockholder Rights Agreement” of our Annual Report on Form 20-F for the year ended December 31, 2012 which is incorporated herein by reference, and 5,000,000 shares have been designated Series B Preferred Shares. The Series B Preferred Shares are senior in rank to the Series A Participating Preferred Shares. The issuance of additional Series B Preferred Shares or other preferred shares on a parity with or senior to the Series B Preferred Shares would dilute the interests of holders of our Series B Preferred Shares, and any issuance of preferred shares senior to our Series B Preferred Shares or of additional indebtedness could affect our ability to pay dividends on, redeem or pay the liquidation preference on our Series B Preferred Shares. The Series B Preferred Shares do not contain any provisions affording the holders of our Series B Preferred Shares protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets or business, which might adversely affect the holders of our Series B Preferred Shares, so long as the rights of our Series B Preferred Shares are not directly materially and adversely affected.

We may redeem the Series B Preferred Shares, and you may not be able to reinvest the redemption price you receive in a similar security.

On or after February 14, 2019, we may, at our option, redeem Series B Preferred Shares, in whole or in part, at any time or from time to time. We may have an incentive to redeem Series B Preferred Shares voluntarily if market conditions allow us to issue other preferred shares or debt securities at a rate that is lower than the dividend on the Series B Preferred Shares. If we redeem Series B Preferred Shares, then from and after the redemption date, your dividends will cease to accrue on your Series B Preferred Shares, your Series B Preferred Shares shall no longer be deemed outstanding and all your rights as a holder of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.

If we redeem the Series B Preferred Shares for any reason, you may not be able to reinvest the redemption price you receive in a similar security. See “Description of Series B Preferred Shares—Redemption” for more information on the redemption of the Series B Preferred Shares.

Market interest rates may adversely affect the value of our Series B Preferred Shares.

One of the factors that will influence the price of our Series B Preferred Shares will be the dividend yield on the Series B Preferred Shares (as a percentage of the price of our Series B Preferred Shares) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our Series B Preferred Shares to expect a higher dividend yield, and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Accordingly, higher market interest rates could cause the market price of our Series B Preferred Shares to decrease.

As a holder of Series B Preferred Shares you have extremely limited voting rights.

Your voting rights as a holder of Series B Preferred Shares will be extremely limited. Our common shares are the only outstanding class or series of our shares carrying full voting rights. Holders of Series B Preferred Shares will have no voting rights other than the ability, subject to certain exceptions, to elect one director if dividends for six quarterly dividend periods (whether or not consecutive) payable on our Series B Preferred Shares are in arrears and certain other limited protective voting rights described in this prospectus supplement under “Description of Series B Preferred Shares—Voting Rights.”

We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations or to make dividend payments.

We are a holding company, and our subsidiaries, which are all wholly-owned by us, conduct all of our operations and own all of our operating assets. We have no significant assets other than the equity interests in our wholly-owned subsidiaries. As a result, our ability to satisfy our financial obligations and to pay dividends depends on the ability of our subsidiaries to distribute funds to us. In turn, the ability of our subsidiaries to make dividend payments to us depends on them having profits available for distribution. If we are unable to obtain dividends from our subsidiaries, the discretion of our board of directors to pay or recommend the payment of dividends to holders of our Series B Preferred Shares in amounts anticipated or at all will be limited. In addition, in determining the amount of cash available for distribution after payment of our cash expenses, our board of directors determines appropriate reserves to be set aside for, among other things, contingent liabilities, liquidity needs, principal payments and other amounts required under the terms and conditions of our secured loan agreements, the requirements of Marshall Islands law, for the acquisition of additional vessels, dry-docking costs, repairs, claims and other liabilities and obligations. Beginning with the fourth quarter of 2008, our board of directors has suspended our common stock dividend. We can give no assurance that we will reinstate our dividends in the future or when such reinstatement might occur.

Our ability to pay dividends on and to redeem our Series B Preferred Shares is limited by the requirements of Marshall Islands law.

Marshall Islands law provides that we may pay dividends on and redeem the Series B Preferred Shares only to the extent that assets are legally available for such purposes. Legally available assets generally are limited to our surplus, which essentially represents our retained earnings and the excess of consideration received by us for the sale of shares above the par value of the shares. In addition, under Marshall Islands law we may not pay dividends on or redeem Series B Preferred Shares if we are insolvent or would be rendered insolvent by the payment of such a dividend or the making of such redemption.

The amount of your liquidation preference is fixed and you will have no right to receive any greater payment regardless of the circumstances.

The payment due upon a liquidation is fixed at the redemption preference of $25.00 per share plus accumulated and unpaid dividends to the date of liquidation. If, in the case of our liquidation, there are remaining assets to be distributed after payment of this amount, you will have no right to receive or to participate in these amounts. Furthermore, if the market price for your Series B Preferred Shares is greater than the liquidation preference, you will have no right to receive the market price from us upon our liquidation.

We may have to pay tax on certain shipping income, which would reduce our earnings.

Under the U.S. Internal Revenue Code of 1986 (the “Code”), 50% of the gross shipping income of a corporation that owns or charters vessels, such as us and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States may be subject to a 4% U.S. federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the applicable Treasury Regulations promulgated thereunder.

We believe that we and our subsidiaries currently qualify for this statutory tax exemption and, assuming we continue to so qualify, we intend to take this position on our U.S. federal income tax returns. However, there are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption and thereby become subject to U.S. federal income tax on our U.S. source shipping income for future taxable years. For example, in certain circumstances we may no longer qualify for exemption under Code section 883 for a particular taxable year if shareholders with a five percent or greater interest in a class of our stock owned, in the aggregate, 50% or more of such class of stock for more than half the days during the taxable year. It is possible that the ownership threshold could be met for any taxable year. In such a case, we may not qualify for exemption unless we can establish that among the closely-held group of five percent shareholders of such class of stock, there are sufficient five percent shareholders that are qualified shareholders for purposes of Section 883 to preclude non-qualified five percent shareholders in the closely-held group from owning 50% or more of such class of stock for more than half the number of days during the taxable year. In order to establish this, sufficient five percent shareholders that are qualified shareholders would have to comply with certain documentation and certification requirements designed to substantiate their identity as qualified shareholders. These requirements are onerous and we may not be able to satisfy them. Due to the factual nature of the issues involved, there can be no assurances on the tax-exempt status of us or any of our subsidiaries.

If we or our subsidiaries were not entitled to exemption under Section 883 for any taxable year, we could be subject for such year to an effective 2% U.S. federal income tax on the shipping income we derive during the year which is attributable to the transport of cargoes to or from the United States. The imposition of this taxation would have a negative effect on our business and would decrease our earnings available for distribution to our shareholders.

U.S. tax authorities could treat us as a “passive foreign investment company,” which could have certain adverse U.S. federal income tax consequences to U.S. holders.

A foreign corporation will be treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, cash will be treated as an asset held for the production of passive income. For purposes of these tests, “passive income” generally includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than those received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. holders of stock in a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their stock in the PFIC.

Whether we will be treated as a PFIC will depend upon our method of operation. In this regard, we intend to treat the gross income we derive or are deemed to derive from time or voyage chartering activities as services income, rather than rental income. Income we derive or are deemed to have derived from time or voyage chartering activities (whether directly or through participation in a pool) should not constitute “passive income,” and any assets that we may own and operate in connection with the production of that income should not constitute passive assets. However, any gross income that we derive or are deemed to have derived from bareboat chartering activities will be treated as rental income and thus will constitute “passive income,” and any assets that we may own and operate in connection with the production of that income will constitute passive assets. There is substantial legal authority supporting this position consisting of case law and U.S. Internal Revenue Service (the “IRS”), pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, it should be noted that there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. Accordingly, the IRS or a court of law may not accept our position with regard to our status from time to time as a PFIC, and there is a risk that the IRS or a court of law could determine that we are or have been a PFIC for a particular taxable year.

If we are treated as a PFIC for any taxable year, U.S. holders of our Series B Preferred Shares will face certain adverse U.S. federal income tax consequences. Under the PFIC rules, unless such U.S. holders make certain elections available under the Code (which elections could themselves have certain adverse consequences for such U.S. holders, as discussed below under “Tax Considerations”), such U.S. holders would be liable to pay U.S. federal income tax at the then highest income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of our Series B Preferred Shares, as if the excess distribution or gain had been recognized ratably over such U.S. holder’s holding period for the Series B Preferred Shares. Additionally, such U.S. holders may be subject to certain information reporting obligations. Please see “Tax Considerations—U.S. Federal Income Tax Considerations—United States Federal Income Taxation of U.S. Holders—Passive Foreign Investment Company Status and Significant Tax Consequences” for a more comprehensive discussion of the U.S. federal income tax consequences to U.S. holders of our Series B Preferred Shares if we are or were to be treated as a PFIC.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $57.7 million from this offering assuming the underwriters’ over-allotment option is not exercised, and approximately $66.4 million if the underwriters’ over-allotment option is exercised in full, in each case after deducting underwriting discounts and commissions and estimated expenses payable by us.

We intend to use the net proceeds of this offering for general corporate purposes, which may include the repayment of debt and the acquisition of vessels.

CAPITALIZATION

The following table sets forth our capitalization at September 30, 2013, on:

•	an actual basis;

•	an as adjusted basis to giving effect to the drawdown on January 13, 2014 of $18.0 million under our loan agreement with Commonwealth Bank of Australia to finance part of the acquisition cost of our vessels M/V Melite and M/V Artemis, and the scheduled repayment of $19.4 million of long term debt up to February 7, 2014; and

•	an as further adjusted basis, giving effect to the issuance and sale of the Series B Preferred Shares offered hereby (assuming the underwriters’ option to purchase additional shares is not exercised) at the public offering price of $25.00 per share, resulting in net proceeds of approximately $57.7 million, after deducting estimated expenses of $0.4 million payable by us and underwriting discounts and commissions of approximately $1.9 million.

Other than these adjustments, there have been no material changes to our capitalization since September 30, 2013.

You should read the information below in connection with the section of this prospectus supplement entitled “Use of Proceeds,” the audited consolidated financial statements and related notes for the year ended December 31, 2012, included in our annual report on Form 20-F, filed with the SEC on March 22, 2013 and the unaudited interim consolidated financial statements and related notes as of and for the nine months ended September 30, 2013, included in our Form 6-K filed with the SEC on February 10, 2014, each as incorporated by reference herein.

	As of September 30, 2013
	Actual	As Adjusted	As Further Adjusted
	(in thousands of U.S. dollars)
Debt (principal balance, secured and guaranteed)	$451,979	$450,609	$450,609

Shareholders’ equity

Preferred shares, par value $0.01 per share: 25,000,000 shares authorized, of which 1,000,000 are designated as Series A Participating Preferred Stock; none issued and outstanding on an actual, as adjusted and as further adjusted basis; and of which 5,000,000 are designated as Series B Preferred Shares, none issued or outstanding on an actual and as adjusted basis, and 2,400,000 shares issued and outstanding on an as further adjusted basis	—	—	$24
Common stock, $0.01 par value; 200,000,000 shares authorized; 82,841,370 issued and outstanding, actual, as adjusted, and as further adjusted	$828	$828	$828
Additional paid-in capital	924,136	924,136	981,822
Other comprehensive income	96	96	96
Retained earnings	335,792	335,792	335,792

Total stockholders’ equity	$1,260,852	$1,260,852	$1,318,562

Total capitalization	$1,712,831	$1,711,461	$1,769,171

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

The following table sets forth our unaudited ratio of earnings to combined fixed charges and preference dividends for the years ended December 31, 2008, 2009, 2010, 2011 and 2012, and for the nine months ended September 20, 2013.

	For the years ended December 31,					For the nine months ended September 30, 2013
	2008	2009	2010	2011	2012
Earnings:
	In thousands of U.S. Dollars except for ratio of earnings to combined fixed charges and preference dividends
Net income / (loss) before adjustment for income or loss from equity investees and minority interest	$221,699	$121,498	$127,869	$106,288	$56,412	(7,598)
Add: Distributed income of equity investees	—	—	—	600	3,333	2,500
Add: Fixed charges	6,311	3,372	5,245	5,407	7,721	6,385

	$228,010	$124,870	$133,114	$112,295	$67,466	$1,287
Less: Interest capitalized	853	363	340	635	321	295

Total earnings	$227,157	$124,507	$132,774	$111,660	$67,145	$992

Fixed Charges:
Interest expense and capitalized	$6,225	$3,307	$4,982	$5,129	$7,342	$6,033
Amortization and write-off of deferred financing fees	86	65	263	278	379	352

Total Fixed Charges	$6,311	$3,372	$5,245	$5,407	$7,721	$6,385

Preference Dividends(1)	—	—	—	—	—	—
Ratio of Earnings to Combined Fixed Charges and Preference Dividends(2)	36.0x	36.9x	25.3x	20.7x	8.7x	0.2x
Dollar amount of the coverage deficiency	n/a	n/a	n/a	n/a	n/a	(5,393)

(1)	As of September 30, 2013, we had not issued any preferred shares. Accordingly, the ratio of earnings to combined fixed charges and preference dividends is equivalent to the ratio of earnings to fixed charges.
(2)	For purposes of calculating the ratios of earnings to combined fixed charges and preference dividends:

•	“earnings” consist of net income available to common stockholders, before adjustment for minority interests in consolidated subsidiaries and before income or loss from equity investees, plus distributed income of equity investees and fixed charges less interest capitalized;

•	“fixed charges” consist of interest expensed and capitalized, interest portion of rental expense and amortization and write-off of capitalized expenses relating to indebtedness; and

•	“preference dividends” refers to the amount of pre-tax earnings that is required to pay the cash dividends on outstanding preference securities and is computed as the amount of the dividend divided by the result of 1 minus the effective income tax rate applicable to continuing operations. It also includes the redemption of preferred shares.

DESCRIPTION OF SERIES B PREFERRED SHARES

The following description of the Series B Preferred Shares does not purport to be complete and is subject to, and is qualified in its entirety by, the provisions of our Amended and Restated Articles of Incorporation, including the Statement of Designation of the Rights, Preferences and Privileges of 8.875% Series B Cumulative Redeemable Perpetual Preferred Shares (the “Statement of Designation”), designating the Series B Preferred Shares and setting forth the rights, preferences and limitations of the Series B Preferred Shares. Capitalized terms used in this section but not otherwise defined in this prospectus supplement have the meanings assigned to them in the Statement of Designation. A copy of the Statement of Designation may be obtained from us as described under “Where You Can Find Additional Information.”

General

The Series B Preferred Shares offered hereby is a new series of preferred shares. Upon completion of this offering, there will be 5,000,000 Series B Preferred Shares authorized, and 2,400,000 issued and outstanding (or 2,760,000 Series B Preferred Shares issued and outstanding if the underwriters exercise their option to purchase additional shares in full). We may, without notice to or consent of the holders of the then-outstanding Series B Preferred Shares, authorize and issue additional Series B Preferred Shares as well as Parity Stock and Junior Stock (each as defined under “Summary—The Offering—Ranking”) and, subject to the further limitations described under “—Voting Rights,” Senior Stock (as defined under “Summary—The Offering—Ranking”).

The holders of our common stock are entitled to receive, to the extent permitted by law, such dividends as may from time to time be declared by our board of directors. Upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of our common stock are entitled to receive distributions of our assets, after we have satisfied or made provision for our debts and other obligations and for payment to the holders of shares of any class or series of capital stock having preferential rights to receive distributions of our assets. See “Description of Capital Stock” in the accompanying prospectus.

The Series B Preferred Shares will entitle the holders thereof to receive cumulative cash dividends when, as and if declared by our board of directors out of legally available funds for such purpose. When issued and paid for in the manner described in this prospectus supplement, the Series B Preferred Shares offered hereby will be fully paid and nonassessable. Each Series B Preferred Share will have a fixed liquidation preference of $25.00 per share plus an amount equal to accumulated and unpaid dividends thereon to the date fixed for payment, whether or not declared. See “—Liquidation Rights.”

The Series B Preferred Shares will represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As such, the Series B Preferred Shares will rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us.

All Series B Preferred Shares offered hereby will be represented by a single certificate issued to the Securities Depository (as defined below) and registered in the name of its nominee and, so long as a Securities Depository has been appointed and is serving, no person acquiring Series B Preferred Shares will be entitled to receive a certificate representing such shares unless applicable law otherwise requires or the Securities Depository resigns or is no longer eligible to act as such and a successor is not appointed. See “—Book-Entry System.”

The Series B Preferred Shares will not be convertible into common stock or other of our securities and will not have exchange rights or be entitled or subject to any preemptive or similar rights. The Series B Preferred Shares will not be subject to mandatory redemption or to any sinking fund requirements. The Series B Preferred Shares will be subject to redemption, in whole or from time to time in part, at our option commencing on February 14, 2019. See “—Redemption.”

We have engaged Computershare Trust Company, N.A. (“Computershare”) as the paying agent (the “Paying Agent”) and the registrar and transfer agent (the “Registrar and Transfer Agent”), for the Series B Preferred Shares. The address of the Paying Agent is Computershare Trust Company, N.A., Attn: Corporate Action Dept., 27th Fl. 480 Washington Blvd, Jersey City, NJ, 07310.

Ranking

Prior to this offering, we have established one other series of preferred shares, our Series A Participating Preferred Stock. As of September 30, 2013, there are no shares of Series A Participating Preferred Stock issued and outstanding, although 1,000,000 shares have been designated Series A Participating Preferred Stock in connection with our adoption of a stockholder rights plan.

The Series B Preferred Shares rank, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of our affairs:

(a) senior to our common shares, our Series A Participating Preferred Stock, if issued, and to each other class or series of capital stock established after the original issue date of the Series B Preferred Shares that is expressly made junior to the Series B Preferred Shares or any Parity Stock as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Junior Stock”); and

(b) equal with any class or series of capital stock established after the original issue date of the Series B Preferred Shares that is not expressly subordinated or senior to the Series B Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Parity Stock”); and

(c) junior to each other class or series of capital stock expressly made senior to the Series B Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Senior Stock”), and to all of our indebtedness and other liabilities, including trade payables.

Under the Statement of Designation, we may issue Junior Securities from time to time in one or more series without the consent of the holders of the Series B Preferred Shares. Our board of directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any shares of that series. Our board of directors will also determine the number of shares constituting each series of securities. Our ability to issue Parity Securities and additional Senior Securities is limited as described under “—Voting Rights.”

Dividends

General

Holders of Series B Preferred Shares will be entitled to receive, when, as and if declared by our board of directors out of legally available funds for such purpose, cumulative cash dividends from February 14, 2014.

Dividend Rate

Dividends on Series B Preferred Shares will be cumulative, commencing on February 14, 2014, and payable on each Dividend Payment Date, commencing April 15, 2014, when, as and if declared by our board of directors or any authorized committee thereof out of legally available funds for such purpose. Dividends on the Series B Preferred Shares will accrue at a rate of 8.875% per annum per $25.00 stated liquidation preference per Series B Preferred Share. The dividend rate is not subject to adjustment.

Dividend Payment Dates

The “Dividend Payment Dates” for the Series B Preferred Shares will be each January 15, April 15, July 15 and October 15, commencing April 15, 2014. Dividends will accumulate in each dividend period from and including the preceding Dividend Payment Date or the initial issue date, as the case may be, to but excluding the applicable Dividend Payment Date for such dividend period. If any Dividend Payment Date otherwise would fall on a day that is not a Business Day, declared dividends will be paid on the immediately succeeding Business Day without the accumulation of additional dividends. Dividends on the Series B Preferred Shares will be payable based on a 360-day year consisting of twelve 30-day months.

“Business Day” means a day on which The New York Stock Exchange is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City are authorized or required by law to close.

Payment of Dividends

Not later than the close of business, New York City time, on each Dividend Payment Date, we will pay those dividends, if any, on the Series B Preferred Shares that have been declared by our board of directors to the holders of such shares as such holders’ names appear on our stock transfer books maintained by the Registrar and Transfer Agent on the applicable Record Date. The applicable record date (the “Record Date”), will be the Business Day immediately preceding the applicable Dividend Payment Date, except that in the case of payments of dividends in arrears, the Record Date with respect to a Dividend Payment Date will be such date as may be designated by our board of directors in accordance with our bylaws then in effect and the Statement of Designation.

So long as the Series B Preferred Shares are held of record by the Securities Depository or its nominee, declared dividends will be paid to the Securities Depository in same-day funds on each Dividend Payment Date. The Securities Depository will credit accounts of its participants in accordance with the Securities Depository’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Series B Preferred Shares in accordance with the instructions of such beneficial owners.

No dividend may be declared or paid or set apart for payment on any Junior Stock (other than a dividend payable solely in shares of Junior Stock) unless full cumulative dividends have been or contemporaneously are being paid or provided for on all outstanding Series B Preferred Shares and any Parity Stock for all prior and the then-ending dividend periods. In addition, in the event that full cumulative dividends on the Series B Preferred Shares and any Parity Stock have not been paid or declared and set apart for payment, we may not repurchase, redeem or otherwise acquire, in whole or in part, any Series B Preferred Shares or Parity Stock except pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Shares and any Parity Stock. Common stock and any other Junior Stock may not be redeemed, repurchased or otherwise acquired unless full cumulative dividends on the Series B Preferred Shares and any Parity Stock for all prior and the then-ending dividend periods have been paid or declared and set apart for payment.

Accumulated dividends in arrears for any past dividend period may be declared by our board of directors and paid on any date fixed by our board of directors, whether or not a Dividend Payment Date, to holders of the Series B Preferred Shares on the record date for such payment, which may not be more than 60 days, nor less than 5 days, before such payment date. Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding Series B Preferred Shares and any Parity Stock have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated dividends in arrears will be made in order of their respective Dividend Payment Dates, commencing with the earliest. If less than all dividends payable with respect to all Series B Preferred Shares and any Parity Stock are paid, any partial payment will be made pro rata with respect to the Series B Preferred Shares and any Parity Stock entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time. Holders of the Series B Preferred Shares will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest or sum of money in lieu of interest will be payable in respect of any dividend payment which may be in arrears on the Series B Preferred Shares.

Liquidation Rights

The holders of outstanding Series B Preferred Shares will be entitled, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, to receive the liquidation preference of $25.00 per share in cash plus an amount equal to accumulated and unpaid dividends thereon to the date fixed for payment of such amount (whether or not declared), and no more, before any distribution will be made to the holders of our common stock or any other Junior Stock. A consolidation or merger of us with or into any other entity, individually or in a series of transactions, will not be deemed a liquidation, dissolution or winding up of our affairs for this purpose. In the event that our assets available for distribution to holders of the outstanding Series B Preferred Shares and any Parity Stock are insufficient to permit payment of all required amounts, our assets then remaining will be distributed among the Series B Preferred Shares and any Parity Stock, as applicable, ratably on the basis of their relative aggregate liquidation preferences. After payment of all required amounts to the holders of the outstanding Series B Preferred Shares and Parity Stock, our remaining assets and funds will be distributed among the holders of the common stock and any other Junior Stock then outstanding according to their respective rights.

Voting Rights

The Series B Preferred Shares will have no voting rights except as set forth below or as otherwise provided by Marshall Islands law. In the event that six quarterly dividends, whether consecutive or not, payable on the Series B Preferred Shares are in arrears, the holders of the Series B Preferred Shares, will have the right, voting as a class together with holders of any Parity Stock upon which like voting rights have been conferred and are exercisable, at the next meeting of stockholders called for the election of directors, to elect one member of our board of directors, and the size of our board of directors will be increased as needed to accommodate such change. The right of such holders of Series B Preferred Shares to elect a member of our board of directors will continue until such time as all dividends accumulated and in arrears on the Series B Preferred Shares have been paid in full, at which time such right will terminate, subject to revesting in the event of each and every subsequent failure to pay six quarterly dividends as described above. Upon any termination of the right of the holders of the Series B Preferred Shares and any other Parity Stock to vote as a class for directors, the term of office of all directors then in office elected by such holders voting as a class will terminate immediately. Any director elected by the holders of the Series B Preferred Shares and any other Parity Stock shall each be entitled to one vote on any matter before our board of directors.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Shares, voting as a single class, we may not adopt any amendment to our Articles of Incorporation that adversely alters the preferences, powers or rights of the Series B Preferred Shares.

Under the Statement of Designation, we may issue additional common stock and other Junior Stock from time to time in one or more series without the consent of the holders of the Series B Preferred Shares. Our board of directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any shares of that series. Our board of directors will also determine the number of shares constituting each series of securities. Our ability to issue additional Parity Stock or Senior Stock is limited as described under “—Voting Rights.”

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Shares, voting as a class together with holders of any other Parity Stock upon which like voting rights have been conferred and are exercisable, we may not:

•	issue any Parity Stock if the cumulative dividends payable on outstanding Series B Preferred Shares are in arrears; or

•	create or issue any Senior Stock.

On any matter described above in which the holders of the Series B Preferred Shares are entitled to vote as a class, such holders will be entitled to one vote in respect of each $25.00 in liquidation preference held by them. The Series B Preferred Shares held by us or any of our subsidiaries or affiliates will not be entitled to vote.

No vote or consent of holders of Series B Preferred Shares shall be required for (i) the creation or incurrence of any indebtedness, (ii) the authorization or issuance of any common stock or other Junior Stock or (iii) except as provided above, the authorization or issuance of any preferred shares of any series of the Company.

Redemption

Optional Redemption

Commencing on February 14, 2019, we may redeem, at our option, in whole or from time to time in part, the Series B Preferred Shares at a redemption price in cash equal to $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared. Any such optional redemption shall be effected out of any funds available for such purpose.

Redemption Procedures

We will give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled date of redemption, to the holders of any shares to be redeemed as such holders’ names appear on our stock transfer books maintained by the Registrar and Transfer Agent at the address of such holders shown therein. Such notice shall state: (1) the redemption date, (2) the number of Series B Preferred Shares to be redeemed and, if less than all outstanding Series B Preferred Shares are to be redeemed, the number (and the identification) of shares to be redeemed from such holder, (3) the redemption price, (4) the place where the Series B Preferred Shares are to be redeemed and shall be presented and surrendered for payment of the redemption price therefor and (5) that dividends on the shares to be redeemed will cease to accumulate from and after such redemption date.

If fewer than all of the outstanding Series B Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by us, and such shares will be redeemed pro rata or by lot as the Securities Depository shall determine, with adjustments to avoid redemption of fractional shares. So long as all Series B Preferred Shares are held of record by the Securities Depository or its nominee, we will give notice, or cause notice to be given, to the Securities Depository of the number of Series B Preferred Shares to be redeemed, and the Securities Depository will determine the number of Series B Preferred Shares to be redeemed from the account of each of its participants holding such shares in its participant account. Thereafter, each participant will select the number of shares to be redeemed from each beneficial owner for whom it acts (including the participant, to the extent it holds Series B Preferred Shares for its own account). A participant may determine to redeem Series B Preferred Shares from some beneficial owners (including the participant itself) without redeeming Series B Preferred Shares from the accounts of other beneficial owners.

So long as the Series B Preferred Shares are held of record by the Securities Depository or its nominee, the redemption price will be paid by the Paying Agent to the Securities Depository on the redemption date. The Securities Depository’s normal procedures provide for it to distribute the amount of the redemption price in same-day funds to its participants who, in turn, are expected to distribute such funds to the persons for whom they are acting as agent.

If we give or cause to be given a notice of redemption, then we will deposit with the Paying Agent funds sufficient to redeem the Series B Preferred Shares as to which notice has been given by the close of business, New York City time, no later than the Business Day immediately preceding the date fixed for redemption, and will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders thereof upon surrender or deemed surrender (which will occur automatically if the certificate representing such shares is issued in the name of the Securities Depository or its nominee) of the certificates therefor. If notice of redemption shall have been given, then from and after the date fixed for redemption, unless we default in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the notice, all dividends on such shares will cease to accumulate and all rights of holders of such shares as our stockholders will cease, except the right to receive the redemption price, including an amount equal to accumulated and unpaid dividends through the date fixed for redemption, whether or not declared. We will be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the redemption price of the shares to be redeemed), and the holders of any shares so redeemed will have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by us for any reason, including, but not limited to, redemption of Series B Preferred Shares, that remain unclaimed or unpaid after two years after the applicable redemption date or other payment date, shall be, to the extent permitted by law, repaid to us upon our written request, after which repayment the holders of the Series B Preferred Shares entitled to such redemption or other payment shall have recourse only to us.

If only a portion of the Series B Preferred Shares represented by a certificate has been called for redemption, upon surrender of the certificate to the Paying Agent (which will occur automatically if the certificate representing such shares is registered in the name of the Securities Depository or its nominee), the Paying Agent will issue to the holder of such shares a new certificate (or adjust the applicable book-entry account) representing the number of Series B Preferred Shares represented by the surrendered certificate that have not been called for redemption.

Notwithstanding any notice of redemption, there will be no redemption of any Series B Preferred Shares called for redemption until funds sufficient to pay the full redemption price of such shares, including all accumulated and unpaid dividends to the date of redemption, whether or not declared, have been deposited by us with the Paying Agent.

We and our affiliates may from time to time purchase the Series B Preferred Shares, subject to compliance with all applicable securities and other laws. Neither we nor any of our affiliates has any obligation, or any present plan or intention, to purchase any Series B Preferred Shares. Any shares repurchased and cancelled by us will revert to the status of authorized but unissued preferred shares, undesignated as to series.

No Sinking Fund

The Series B Preferred Shares will not have the benefit of any sinking fund.

Book-Entry System

All Series B Preferred Shares offered hereby will be represented by a single certificate issued to The Depository Trust Company (and its successors or assigns or any other securities depository selected by us) (the “Securities Depository”), and registered in the name of its nominee (initially, Cede & Co.). The Series B Preferred Shares offered hereby will continue to be represented by a single certificate registered in the name of the Securities Depository or its nominee, and no holder of the Series B Preferred Shares offered hereby will be entitled to receive a certificate evidencing such shares unless otherwise required by law or the Securities Depository gives notice of its intention to resign or is no longer eligible to act as such and we have not selected a substitute Securities Depository within 60 calendar days thereafter. Payments and communications made by us to holders of the Series B Preferred Shares will be duly made by making payments to, and communicating with, the Securities Depository. Accordingly, unless certificates are available to holders of the Series B Preferred Shares, each purchaser of Series B Preferred Shares must rely on (1) the procedures of the Securities Depository and its participants to receive dividends, distributions, any redemption price, liquidation preference and notices, and to direct the exercise of any voting or nominating rights, with respect to such Series B Preferred Shares and (2) the records of the Securities Depository and its participants to evidence its ownership of such Series B Preferred Shares.

So long as the Securities Depository (or its nominee) is the sole holder of the Series B Preferred Shares, no beneficial holder of the Series B Preferred Shares will be deemed to be a stockholder of us. The Depository Trust Company, the initial Securities Depository, is a New York-chartered limited purpose trust company that performs services for its participants, some of whom (and/or their representatives) own The Depository Trust Company. The Securities Depository maintains lists of its participants and will maintain the positions (i.e., ownership interests) held by its participants in the Series B Preferred Shares, whether as a holder of the Series B Preferred Shares for its own account or as a nominee for another holder of the Series B Preferred Shares.

Investors in the Series B Preferred Shares who are not direct participants in The Depository Trust Company may hold their interests therein indirectly through organizations (including Euroclear System (“Euroclear”) and Clearstream Banking, N.A. (“Clearstream”)) which are direct participants. Euroclear and Clearstream will hold interests in the Series B Preferred Shares on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./ N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in the Series B Preferred Shares, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of The Depository Trust Company or any successor Securities Depository. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

Cross-market transfers between direct participants in The Depository Trust Company, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through The Depository Trust Company in accordance with The Depository Trust Company’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Series B Preferred Shares in The Depository Trust Company, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to The Depository Trust Company. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the single certificate representing the Series B Preferred Shares from a direct participant in The Depository Trust Company will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of The Depository Trust Company. The Depository Trust Company has advised the issuer that cash received in Euroclear or Clearstream as a result of sales of interests in the single certificate representing the Series B Preferred Shares by or through a Euroclear or Clearstream participant to a direct participant in The Depository Trust Company will be received with value on the settlement date of The Depository Trust Company but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following The Depository Trust Company’s settlement date.

TAX CONSIDERATIONS

The following is a discussion of the material Marshall Islands and U.S. federal income tax considerations relevant to a U.S. Holder and a Non-U.S. Holder, each as defined below, of our Series B Preferred Shares. This discussion does not purport to deal with the tax consequences of owning our Series B Preferred Shares to all categories of investors, some of which, such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons holding our Series B Preferred Shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, persons who are investors in partnerships or other pass-through entities for U.S. federal income tax purposes, dealers in securities or currencies, U.S. Holders whose functional currency is not the U.S. dollar and investors that own, actually or under applicable constructive ownership rules, 10% or more of our voting stock, may be subject to special rules. This discussion deals only with holders who purchase the Series B Preferred Shares in this offering and hold the shares as a capital asset (generally for investment purposes). You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of our Series B Preferred Shares.

Marshall Islands Tax Considerations

The following are the material Marshall Islands tax consequences to us and our shareholders. We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by us to our shareholders or upon a disposition of Series B Preferred Shares by a holder thereof.

U.S. Federal Income Tax Considerations

The following are the material U.S. federal income tax consequences to us of our activities and to U.S. Holders and Non-U.S Holders, each as defined below, of the ownership of our Series B Preferred Shares. The following discussion of U.S. federal income tax matters is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the U.S. Department of the Treasury, all of which are subject to change, possibly with retroactive effect.

Taxation of Operating Income

Unless exempt from U.S. federal income taxation under the rules discussed below, a foreign corporation is subject to U.S. federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint operating agreement, code sharing arrangements or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as “shipping income,” to the extent that the shipping income is derived from sources within the United States. For these purposes, 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States constitutes income from sources within the United States, which we refer to as “U.S.-source shipping income.”

Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% from sources within the United States. We are not permitted by law to engage in transportation that produces income which is considered to be 100% from sources within the United States.

Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any U.S. federal income tax.

In the absence of exemption from tax under Section 883 of the Code, we anticipate that our gross U.S.-source shipping income would be subject to a 4% tax imposed without allowance for deductions as described below.

Exemption of Operating Income from U.S. Federal Income Taxation

Under Section 883 of the Code, we will be exempt from U.S. federal income taxation on our U.S.-source shipping income if:

(1)	we are organized in a foreign country that grants an “equivalent exemption” to corporations organized in the United States, which we refer to as United States corporations; and

(2)	either:

•	more than 50% of the value of our outstanding stock is owned, directly or indirectly, by “qualified shareholders,” as described in more detail below, which we refer to as the “50% Ownership Test,” or

•	one or more classes of our stock are “primarily and regularly traded on an established securities market” in a country that grants an “equivalent exemption” to United States corporations or in the United States, which we refer to as the “Publicly-Traded Test.”

The Marshall Islands, the jurisdiction where we are incorporated, grant an “equivalent exemption” to United States corporations. The Marshall Islands, Hong Kong and Liberia, the jurisdictions in which our vessel-owning subsidiaries are incorporated, each provides an “equivalent exemption” to U.S. corporations. Therefore, we will be exempt from U.S. federal income taxation with respect to our U.S.-source shipping income if either the 50% Ownership Test or the Publicly-Traded Test is met.

Due to the widely held nature of our stock we do not currently anticipate a circumstance where we would be able to satisfy the 50% Ownership Test.

Our ability to qualify for exemption hinges solely on our ability to satisfy the Publicly-Traded Test.

The regulations under Section 883 of the Code provide, in pertinent part, that the stock of a foreign corporation will be considered to be “primarily traded” on an established securities market in a country if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. Our common stock is “primarily traded” on the NYSE and we expect our Series B Preferred Shares to be “primarily traded” on the NYSE after the offering.

Under the regulations, stock of a foreign corporation will be considered to be “regularly traded” on an established securities market if one or more classes of stock representing more than 50% of the outstanding stock, by both total combined voting power of all classes of shares entitled to vote and total value, are listed on such market, to which we refer as the “listing threshold.” Since all shares of our common stock are, and all shares of our Series B Preferred Shares will be, listed on the NYSE, we believe that we will satisfy the listing threshold after the offering.

It is further required that with respect to each class of stock relied upon to meet the listing threshold, (i) such class of stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or one-sixth of the days in a short taxable year, or the trading frequency test, and (ii) the aggregate number of shares of such class of stock traded on such market during the taxable year is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year, or the trading volume test. We believe that shares of our common stock have satisfied and will continue to satisfy the trading frequency and trading volume tests. Even if these tests are not satisfied, the regulations provide that such trading frequency and trading volume tests will be deemed satisfied if, as is expected to be the case with shares of our common stock and shares of our Series B Preferred Shares, such class of stock is traded on an established securities market in the United States and such shares are regularly quoted by dealers making a market in such shares.

Notwithstanding the foregoing, the regulations provide, in pertinent part, that a class of stock will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding shares of such class are owned, actually or constructively under specified share attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the vote and value of the outstanding shares of such class, to which we refer as the 5% Override Rule.

For purposes of being able to determine the persons who actually or constructively own 5% or more of the vote and value of a class of our stock, or our 5% Shareholders, the regulations permit us to rely on those persons that are identified on Schedule 13G and Schedule 13D filings with the Securities and Exchange Commission, as owning 5% or more of a class of our stock. The regulations further provide that an investment company which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Shareholder for such purposes.

In the event the 5% Override Rule is triggered, the regulations provide that the 5% Override Rule will nevertheless not apply if we can establish that within the group of 5% Shareholders, there are sufficient qualified shareholders for purposes of Section 883 of the Code to preclude non-qualified shareholders in such group from owning 50% or more of such class of stock for more than half the number of days during the taxable year.

We do not believe that we are currently subject to the 5% Override Rule and therefore, we believe that we satisfy the Publicly-Traded Test. However, in any future taxable year, it is possible that our 5% Shareholders may own 50% or more of our common stock or our Series B Preferred Shares. Therefore, we may be subject to the 5% Override Rule for such year unless we can establish that among the closely-held group of 5% Shareholders, there are sufficient 5% Shareholders that are qualified shareholders for purposes of Section 883 to preclude non-qualified 5% Shareholders in the closely-held group from owning 50% or more of such class of stock for more than half the number of days during the taxable year. In order to establish this, sufficient 5% Shareholders that are qualified shareholders would have to comply with certain documentation and certification requirements designed to substantiate their identity as qualified shareholders. These requirements are onerous and there is no assurance that we would be able to satisfy them.

Taxation In Absence of Exemption

To the extent the benefits of Section 883 of the Code are unavailable, our U.S.-source shipping income, to the extent not considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions. Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being derived from U.S. sources, the maximum effective rate of U.S. federal income tax on our shipping income would never exceed 2% under the 4% gross basis tax regime.

To the extent the benefits of the Section 883 of the Code exemption are unavailable and our U.S.-source shipping income is considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, any such “effectively connected” U.S.-source shipping income, net of applicable deductions, would be subject to the U.S. federal corporate income tax currently imposed at rates of up to 35%. In addition, we may be subject to an additional 30% “branch profits” tax on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of our U.S. trade or business.

Our U.S.-source shipping income would be considered “effectively connected” with the conduct of a U.S. trade or business only if:

•	we have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and

•	substantially all of our U.S.-source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States (or, in the case of income from the bareboat chartering of a vessel, is attributable to a fixed place of business in the United States).

We do not anticipate that we will have a fixed place of business in the United States involved in earning of shipping income. Based on the foregoing, we do not anticipate that any of our U.S.-source shipping income will be “effectively connected” with the conduct of a U.S. trade or business.

United States Federal Income Taxation of Gain on Sale of Vessels

Regardless of whether we qualify for exemption under Section 883 of the Code, we will not be subject to U.S. federal income tax with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under U.S. federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by us will be considered to occur outside of the United States.

United States Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of our Series B Preferred Shares that is an individual U.S. citizen or resident, a U.S. corporation or other U.S. entity taxable as a corporation, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

If a partnership holds Series B Preferred Shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding Series B Preferred Shares you are encouraged to consult your tax advisor.

Distributions

Subject to the discussion of the passive foreign investment company rules below, distributions made by us with respect to Series B Preferred Shares to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in its Series B Preferred Shares on a dollar-for-dollar basis and thereafter as capital gain. Our earnings and profits will be allocated first to distributions we make on the Series B Preferred Shares and only thereafter to distributions we make on our common stock. Because we are not a United States corporation, U.S. Holders that are corporations will not be entitled to claim a dividends-received deduction with respect to any distributions they receive from us. Dividends paid with respect to our Series B Preferred Shares will generally be treated as income from sources outside the United States and will generally constitute “passive category income” or, in the case of certain types of U.S. Holders, “general category income” for purposes of computing allowable foreign tax credits for U.S. foreign tax credit purposes.

Dividends paid on our Series B Preferred Shares to a U.S. Holder who is an individual, trust or estate, which we refer to as a U.S. Individual Holder, will generally be treated as “qualified dividend income” that is taxable to such U.S. Individual Holders at preferential tax rates provided that (1) the Series B Preferred Shares are readily tradable on an established securities market in the United States (such as the NYSE on which we expect our Series B Preferred Shares to be traded); (2) we are not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year (as discussed below); and (3) certain holding period and other requirements are met. There is no assurance that any dividends paid on our Series B Preferred Shares will be treated as “qualified dividend income.” Any dividends paid by us which are not eligible for these preferential rates will be taxed as ordinary dividend income to a U.S. Individual Holder.

Special rules may apply to any “extraordinary dividend,” generally, a dividend paid by us in an amount which is equal to or in excess of 5% of a U.S. Holder’s adjusted tax basis (or fair market value in certain circumstances) in the Series B Preferred Shares. If we pay an “extraordinary dividend” on our Series B Preferred Shares that is treated as “qualified dividend income,” then any loss derived by a U.S. Individual Holder from the sale or exchange of such shares will be treated as long-term capital loss to the extent of such dividend.

Sale, Exchange or other Disposition of Series B Preferred Shares

Subject to the discussion of the passive foreign investment company rules below, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of our Series B Preferred Shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such shares. A U.S. Holder’s tax basis in our Series B Preferred Shares generally will equal the U.S. Holder’s acquisition cost less any prior return of capital. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition and will generally be treated as U.S.-source income or loss, as applicable, for U.S. foreign tax credit purposes. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Redemption of Series B Preferred Shares

A redemption of Series B Preferred Shares by a U.S. Holder will be a taxable event. If the redemption is treated as a sale or exchange, a U.S. Holder will generally be subject to tax in the manner described above under “—Sale, Exchange or other Disposition of Series B Preferred Shares”, except to the extent that any cash received is attributable to declared but unpaid dividends on the Series B Preferred Shares, which generally will be subject to the rules discussed above in “—Distributions.”

A redemption of Series B Preferred Shares will be treated as a sale or exchange by a U.S. Holder if the redemption either (i) results in a “complete redemption” of the U.S. Holder’s stock interest in us; (ii) is a “substantially disproportionate” redemption with respect to the U.S. Holder; or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

In determining whether any of these tests has been met, a U.S. Holder must take into account not only Series B Preferred Shares and common shares that the U.S. Holder actually owns, but also shares that are constructively owned by the U.S. Holder within the meaning of Section 318 of the Code.

A redemption will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the U.S. Holder’s stock interest in us, which will depend on the particular facts and circumstances at such time. If the U.S. Holder’s relative stock interest in us is minimal, the U.S. Holder exercises no control over our corporate affairs, and as a result of the redemption the U.S. Holder suffers a reduction in his proportionate interest in us, including any stock constructively owned by the U.S. Holder, the U.S. Holder generally should be regarded as having suffered a meaningful reduction in its interest in us.

Satisfaction of the “complete redemption” and “substantially disproportionate” exceptions is dependent upon compliance with certain objective tests. A redemption will result in a “complete redemption” if either all of our stock actually and constructively owned by the U.S. Holder is exchanged in the redemption or all of our stock actually owned by the U.S. Holder is exchanged in the redemption and the U.S. Holder is eligible to waive, and effectively waives, the attribution of our stock constructively owned by the U.S. Holder in accordance with the procedures described in Section 302(c)(2) of the Code.

A redemption will not qualify for the “substantially disproportionate” exception if the stock redeemed is only non-voting stock, such as our Series B Preferred Shares. Accordingly, any redemption of Series B Preferred Shares is unlikely to qualify for the “substantially disproportionate” exception.

If the redemption does not constitute a sale or exchange, a U.S. Holder’s receipt of cash will be treated as a taxable distribution, as described above under “—Distributions.” If a redemption is treated as a distribution, a U.S. Holder’s tax basis in any Series B Preferred Shares which are redeemed will generally be added to the basis of any other shares of our stock actually or constructively owned by the U.S. Holder.

Passive Foreign Investment Company Status and Significant Tax Consequences

Special U.S. federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such U.S. Holder held Series B Preferred Shares, either:

•	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), which we refer to as the income test; or

•	at least 50% of the average value of our assets during such taxable year produce, or are held for the production of, passive income, which we refer to as the asset test.

For purposes of determining whether we are a PFIC, cash will be treated as passive assets. In addition, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25% of the value of the subsidiary’s stock. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute “passive income” unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.

Based on our current and anticipated operations, we do not believe that we are currently a PFIC or will be treated a PFIC for any future taxable year. However, our status as a PFIC will depend upon the operations of our vessels. Therefore, we can give no assurances as to whether we will be a PFIC with respect to any taxable year. In making the determination as to whether we are a PFIC, we intend to treat the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities (whether conducted directly or through participation in a pool) of us or any of our wholly-owned subsidiaries as services income, rather than rental income. Correspondingly, we believe such income should not constitute passive income, and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income, should not constitute passive assets for purposes of determining whether we are a PFIC. We believe there is substantial legal authority supporting our position consisting of case law and Internal Revenue Service, or IRS, pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. In the absence of any legal authority specifically relating to the statutory provisions governing PFICs, the IRS or a court could disagree with our position. On the other hand, any income we derive from bareboat chartering activities will likely be treated as passive income for purposes of the income test. Likewise, any assets utilized in the performance of bareboat chartering activities will likely be treated as generating passive income for purposes of the asset test.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund,” which election we refer to as a “QEF election” or makes a “mark-to-market” election with respect to our Series B Preferred Shares. In addition, a U.S. Holder would be required to file an annual information return on IRS Form 8621 containing information regarding us as required by applicable regulations.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF election, which U.S. Holder we refer to as an “Electing Holder,” the Electing Holder must report each year for U.S. federal income tax purposes his pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the

Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder’s adjusted tax basis in our Series B Preferred Shares will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in our Series B Preferred Shares and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of our Series B Preferred Shares. A U.S. Holder would make a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with his U.S. federal income tax return. After the end of each taxable year, we will determine whether we were a PFIC for such taxable year. If we determine or otherwise become aware that we are a PFIC for any taxable year, we will provide each U.S. Holder with all necessary information (including a PFIC annual information statement) in order to allow such holder to make a QEF election for such taxable year.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

Alternatively, if we were to be treated as a PFIC for any taxable year and our Series B Preferred Shares were treated as “marketable stock,” a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our Series B Preferred Shares, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of our Series B Preferred Shares at the end of the taxable year over such holder’s adjusted tax basis in our Series B Preferred Shares. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in our Series B Preferred Shares over their fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in our Series B Preferred Shares would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our Series B Preferred Shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of our Series B Preferred Shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.

Taxation of U.S. Holders Not Making a Timely QEF Election or “Mark-to-Market” Election

Finally, if we were to be treated as a PFIC for any taxable year, a U.S. Holder who has not timely made a QEF election or “mark-to-market” election for the first taxable year in which it holds our Series B Preferred Shares and during which we are treated as PFIC, whom we refer to as a “Non-Electing Holder,” would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our Series B Preferred Shares in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for our Series B Preferred Shares), and (2) any gain realized on the sale, exchange or other disposition of our Series B Preferred Shares. Under these special rules:

•	the excess distribution or gain would be allocated ratably to each day over the Non-Electing Holder’s aggregate holding period for our Series B Preferred Shares;

•	the amount allocated to the current taxable year and any taxable year before we became a PFIC would be taxed as ordinary income; and

•	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed tax deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

If a Non-Electing Holder who is an individual dies while owning Series B Preferred Shares, such holder’s successor generally would not receive a step-up in tax basis with respect to such Series B Preferred Shares. These adverse tax consequences would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of our Series B Preferred Shares.

U.S. Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our Series B Preferred Shares (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is referred to herein as a “Non-U.S. Holder.”

Dividends

Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on dividends received from us with respect to our Series B Preferred Shares, unless that income is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. In general, if the Non-U.S. Holder is entitled to the benefits of certain U.S. income tax treaties with respect to those dividends, such dividends are taxable only if attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.

Sale, Exchange or Other Disposition of Series B Preferred Shares

Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our Series B Preferred Shares, unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. In general, if the Non-U.S. Holder is entitled to the benefits of certain income tax treaties with respect to that gain, that gain is taxable only if attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

If the Non-U.S. Holder is engaged in a U.S. trade or business for U.S. federal income tax purposes, the income from our Series B Preferred Shares, including dividends and the gain from the sale, exchange or other disposition of the shares, that is effectively connected with the conduct of that trade or business will generally be subject to regular U.S. federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. Holders. In addition, if you are a corporate Non-U.S. Holder, your earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable U.S. income tax treaty.

Backup Withholding and Information Reporting

In general, dividend payments, or other taxable distributions, made within the United States to you will be subject to information reporting requirements. Such payments will also be subject to backup withholding tax if you are a non-corporate U.S. Holder and you:

•	fail to provide an accurate taxpayer identification number;

•	are notified by the IRS that you have failed to report all interest or dividends required to be shown on your U.S. federal income tax returns; or

•	in certain circumstances, fail to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on an applicable IRS Form W-8.

If you sell your Series B Preferred Shares through a U.S. office or broker, the payment of the proceeds is subject to both U.S. backup withholding and information reporting unless you certify that you are a non-U.S. person, under penalties of perjury, or you otherwise establish an exemption. If you sell your Series B Preferred Shares through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States then information reporting and backup withholding generally will not apply to that payment. However, U.S. information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to you outside the United States, if you sell your Series B Preferred Shares through a non-U.S. office of a broker that is a U.S. person or has certain other contacts with the United States, unless you certify, under penalties of perjury, that you are a non-U.S. person, or you otherwise establish an exemption from such U.S. information reporting requirements.

Backup withholding is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your U.S. federal income tax liability by timely filing a refund claim with the IRS.

Individuals who are U.S. Holders (and to the extent specified in applicable regulations, Non-U.S. Holders and certain U.S. entities) who hold “specified foreign financial assets” (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the assets for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable regulations). Specified foreign financial assets would include, among other assets, our Series B Preferred Shares, unless the shares are held through an account maintained with a U.S. financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable regulations, a Non-U.S. Holder or a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders (including U.S. entities) and Non-U.S. Holders are encouraged consult their own tax advisors regarding their reporting obligations with respect to the Series B Preferred Shares.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated February 10, 2014, the underwriters named below, for whom Morgan Stanley & Co. LLC, UBS Securities LLC and Deutsche Bank Securities Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of the Series B Preferred Shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC	936,000
UBS Securities LLC	936,000
Deutsche Bank Securities Inc.	432,000
BB&T Capital Markets, a division of BB&T Securities, LLC	48,000
Raymond James & Associates, Inc.	48,000

Total:	2,400,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the Series B Preferred Shares subject to their acceptance of the shares from us. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Series B Preferred Shares offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Series B Preferred Shares offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the Series B Preferred Shares directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the Series B Preferred Shares, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 360,000 additional Series B Preferred Shares at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional Series B Preferred Shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of Series B Preferred Shares listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional             Series B Preferred Shares.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$25.00	$60,000,000	$69,000,000
Underwriting discounts and commissions to be paid by us	$0.7875	$1,890,000	$2,173,500
Proceeds, before expenses, to us	$24.2125	$58,110,000	$66,826,500

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $400,000.

We have agreed that, without the prior written consent of the representatives on behalf of the underwriters, we will not, during the period ending 30 days after the date of this prospectus supplement (the “restricted period”), offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any securities of the Company that are substantially similar to the Series B Preferred Shares or any securities convertible into or exercisable or exchangeable for securities of the Company that are substantially similar to the Series B Preferred Shares; provided, however, that such restrictions do not apply to the sale of Series B Preferred Shares to the underwriters.

The restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the restricted period we issue an earnings release or material news event relating to us occurs, or

•	prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period or provide notification to the representatives of any earnings release or material news or material event that may give rise to an extension of the initial restricted period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The representatives, in their sole discretion, may release the Series B Preferred Shares and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

The Series B Preferred Shares is a new issue of securities with no established trading market. We have applied to list the Series B Preferred Shares on the NYSE under the symbol “DSXPRB.” If the application is approved, trading of the Series B Preferred Shares on the NYSE is expected to begin within 30 days after the date of initial delivery of the Series B Preferred Shares. The underwriters have advised us that they intend to make a market in the Series B Preferred Shares before commencement of trading on the NYSE. They will have no obligation to make a market in the Series B Preferred Shares, however, and may cease market-making activities, if commenced, at any time. Accordingly, an active trading market on the NYSE for the Series B Preferred Shares may not develop or, even if one develops, may not last, in which case the liquidity and market price of the Series B Preferred Shares could be adversely affected, the difference between bid and asked prices could be substantial and your ability to transfer the Series B Preferred Shares at the time and price desired will be limited.

In order to facilitate the offering of the Series B Preferred Shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Series B Preferred Shares. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option. The underwriters may also sell shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Series B Preferred Shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, Series B Preferred Shares in the open market to stabilize the price of the Series B Preferred Shares. These activities may raise or maintain the market price of the Series B Preferred Shares above independent market levels or prevent or retard a decline in the market price of the Series B Preferred Shares. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of the Series B Preferred Shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full-service financial institutions and have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us, for which they received or will receive customary fees and commissions. Affiliates of Deutsche Bank Securities Inc. are lenders under two of our loan facilities. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State it has not made and will not make an offer of the Series B Preferred Shares which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by the Company for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Series B Preferred Shares” in relation to any Series B Preferred Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Series B Preferred Shares to be offered so as to enable an investor to decide to purchase or subscribe for the Series B Preferred Shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the Series B Preferred Shares in this offering, other than the underwriting discount, all of which will be paid by us.

SEC registration fee	$7,907	*
Legal fees and expenses	$200,000
Accounting fees and expenses	$75,000
Printing and engraving expenses	$80,000
Miscellaneous	$37,093

Total	$400,000

*	The SEC registration fee of $57,300 covering all of the securities being offered under the registration statement on Form F-3 (File No. 333-181540) filed with the SEC with an effective date of July 6, 2012, of which this prospectus supplement forms a part, was previously paid. We allocate the cost of this fee on an approximately pro-rata basis with each offering.

LEGAL MATTERS

The validity of the Series B Preferred Shares offered hereby with respect to Marshall Islands law and certain other legal matters relating to United States and Marshall Islands law will be passed upon for us by Seward & Kissel LLP, New York, New York. The underwriters have been represented in connection with this offering by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements of Diana Shipping Inc., appearing in Diana Shipping Inc.’s Annual Report on Form 20-F for the year ended December 31, 2012, and the effectiveness of Diana Shipping Inc.’s internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The address of Ernst & Young (Hellas) Certified Auditors Accountants S.A. is 11th km National Road Athens-Lamia, 14451, Metamorphosi Athens, Greece.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus supplement and the accompanying prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Further information about our company is available on our website at http://www.dianashippinginc.com. The information on our website does not constitute a part of this prospectus.

Information Incorporated by Reference

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

This prospectus incorporates by reference the following documents:

•	our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the SEC on March 22, 2013, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed;

•	our Report on Form 6-K filed with the SEC on March 25, 2013;

•	our Report on Form 6-K filed with the SEC on April 5, 2013;

•	our Report on Form 6-K filed with the SEC on April 9, 2013;

•	our Report on Form 6-K filed with the SEC on April 10, 2013;

•	our Report on Form 6-K filed with the SEC on May 10, 2013;

•	our Report on Form 6-K filed with the SEC on May 20, 2013;

•	our Report on Form 6-K filed with the SEC on May 21, 2013;

•	our Report on Form 6-K filed with the SEC on May 29, 2013;

•	our Report on Form 6-K filed with the SEC on June 13, 2013;

•	our Report on Form 6-K filed with the SEC on June 25, 2013;

•	our Report on Form 6-K filed with the SEC on June 28, 2013;

•	our Report on Form 6-K filed with the SEC on July 8, 2013;

•	our Report on Form 6-K filed with the SEC on July 18, 2013;

•	our Report on Form 6-K filed with the SEC on August 2, 2013;

•	our Report on Form 6-K filed with the SEC on August 16, 2013;

•	our Report on Form 6-K filed with the SEC on August 26, 2013;

•	our Report on Form 6-K filed with the SEC on September 23, 2013;

•	our Report on Form 6-K filed with the SEC on October 9, 2013;

•	our Report on Form 6-K filed with the SEC on October 11, 2013;

•	our Report on Form 6-K filed with the SEC on November 19, 2013, announcing the entry into a time charter contract for the M/V P.S. Palios;

•	our Report on Form 6-K filed with the SEC on November 27, 2013;

•	our Report on Form 6-K filed with the SEC on December 2, 2013;

•	our Report on Form 6-K filed with the SEC on December 3, 2013;

•	our Reports on Form 6-K filed with the SEC on December 5, 2013;

•	our Report on Form 6-K filed with the SEC on January 8, 2014;

•	our Report on Form 6-K filed with the SEC on January 16, 2014 announcing the completion of a drawdown of a US$18 million term loan facility with Commonwealth Bank of Australia and the entry into a time charter contract for the M/V Crystalia with Glencore Grain B.V., Rotterdam;

•	our Report on Form 6-K filed with the SEC on January 27, 2014; and

•	our Report on Form 6-K filed with the SEC on February 10, 2014.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

The following reports on Form 6-K previously incorporated by reference in the Registration Statement on Form F-3 (File No. 333-181540) shall no longer be incorporated by reference for purposes of this prospectus:

•	our Report on Form 6-K filed with the SEC on May 22, 2013;

•	our Report on Form 6-K filed with the SEC on July 31, 2013; and

•	our Report on Form 6-K filed with the SEC on November 19, 2013, reporting our financial results for the third quarter and nine months ended September 30, 2013.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and any underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Diana Shipping Inc.

Pendelis 16

175 64 Palaio Faliro

Athens, Greece

+ 30-210-9470-100

Attn: Mr. Ioannis Zafirakis

Information Provided by the Company

We will furnish holders of our equity securities, including our Series B Preferred Shares, with Annual Reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the New York Stock Exchange, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

PROSPECTUS

$500,000,000

DIANA SHIPPING INC.

Common Stock, Preferred Stock Purchase Rights, Preferred Stock,

Debt Securities, Warrants, Purchase Contracts, Rights and Units

Through this prospectus, we may periodically offer:

(1)	our common stock (including preferred stock purchase rights);

(2)	our preferred stock;

(3)	our debt securities;

(4)	our warrants;

(5)	our purchase contracts;

(6)	our rights; and

(7)	our units.

The aggregate offering price of all securities issued under this prospectus may not exceed $500,000,000.

The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

Our common stock is currently listed on the New York Stock Exchange under the symbol “DSX.”

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

An investment in these securities involves a high degree of risk. See the section entitled “Risk Factors” on page 6 of this prospectus, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 6, 2012.

We prepare our financial statements, including all of the financial statements included or incorporated by reference in this prospectus, in U.S. dollars and in conformity with U.S. generally accepted accounting principles, or “U.S. GAAP.” We have a fiscal year end of December 31.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell our common stock (including preferred stock purchase rights), preferred stock, debt securities, warrants, purchase contracts, rights and units described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. We may file a prospectus supplement in the future that may also add, update or change the information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus does not contain all the information provided in the registration statement that we filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information.”

PROSPECTUS SUMMARY

This summary provides an overview of our company and our business. This summary is not complete and does not contain all of the information you should consider before purchasing our securities. You should carefully read all of the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, including the “Risk factors” and our financial statements and related notes contained herein and therein, before making an investment decision. Unless we specify otherwise, all references in this prospectus to “we,” “our,” “us” and the “Company” refer to Diana Shipping Inc. and its subsidiaries. Unless otherwise indicated, all references to currency amounts in this prospectus are in U.S. dollars.

OUR COMPANY

We are Diana Shipping Inc., a Marshall Islands company and a global provider of shipping transportation services. We specialize in transporting dry bulk cargoes, including such commodities as iron ore, coal, grain and other materials along worldwide shipping routes. Currently, our operating fleet consists of 28 dry bulk carriers, of which 17 are Panamax, one is Post-Panamax, eight are Capesize and two are Newcastlemax dry bulk carriers, having a combined carrying capacity of approximately 3.2 million dwt. In addition, we expect to take delivery of two additional Panamax dry bulk carriers, currently under construction, in the fourth quarter of 2013. The commercial and technical management of our fleet is carried out by our wholly-owned subsidiary, Diana Shipping Services S.A.

We charter our dry bulk carriers to customers primarily pursuant to time charters. Under our time charters, the charterer typically pays us a fixed daily charter hire rate and bears all voyage expenses, including the cost of bunkers (fuel oil) and canal and port charges. We remain responsible for paying the chartered vessel’s operating expenses, including the cost of crewing, insuring, repairing and maintaining the vessel. We strategically monitor developments in the dry bulk shipping industry on a regular basis and, subject to market demand, seek to adjust the charter hire periods for our vessels according to prevailing market conditions. In order to take advantage of the relatively stable cash flow and high utilization rates associated with long-term time charters, we have fixed 25 of our vessels on long-term time charters ranging in duration from 13 months to 62 months. Those of our vessels on short-term time charters provide us with flexibility in responding to market developments. We will continue to evaluate our balance of short- and long-term charters and may extend or reduce the charter hire periods of the vessels in our fleet according to developments in the dry bulk shipping industry.

We intend to continue to grow our fleet through timely and selective acquisitions of vessels in a manner that is accretive to earnings per share. We expect to focus future vessel acquisitions primarily on Panamax and Capesize dry bulk carriers. However, we will also consider purchasing other classes of dry cargo vessels if we determine that those vessels would, in our view, present favorable investment opportunities.

OUR FLEET

The following table presents certain information concerning the dry bulk carriers in our fleet as of May 18, 2012:

	Vessel		Sister Ships*	Gross Rate (USD Per Day)	Com**	Charterer	Delivery Date to Charterer	Redelivery Date to Owners***	Notes
	BUILT	DWT
	Panamax Bulk Carriers
1	CORONIS		C	$10,600	5.00%	EDF Trading Limited, London	12-Mar-12	27-Nov-13 - 27-Jun-14
	2006	74,381

2	ERATO		C	$12,200	5.00%	Hyundai Merchant Marine Co., Ltd., Seoul, South Korea	26-Nov-11	26-Dec-12 - 10-Apr-13
	2004	74,444

3	ARETHUSA		B	$13,250	5.00%	Cargill International S.A., Geneva	8-Jul-11	17-May-12	1
				$9,250	5.00%	DS Norden A/S, Copenhagen	17-May-12	2-Oct-12 - 1-Jan-13
	2007	73,593

4	NAIAS		B	$19,750	5.00%	J. Aron & Company, New York	24-Sep-10	24-Aug-12 - 24-Oct-12
	2006	73,546

5	CLIO		B	$10,750	5.00%	Cargill International S.A., Geneva	22-Feb-12	22-Aug-13 - 22-Feb-14	2
	2005	73,691

6	CALIPSO		B	$12,250	5.00%	Louis Dreyfus Commodities Suisse S.A., Geneva	11-Oct-11	11-Aug-13 - 11-Dec-13	3
	2005	73,691

7	PROTEFS		B	$11,750	4.75%	Cargill International S.A., Geneva	6-Aug-11	6-Jul-12 - 6-Oct-12
	2004	73,630

8	THETIS		B	$10,500	5.00%	EDF Trading Limited, London	22-Feb-12	22-Aug-13 - 22-Jun-14	4
	2004	73,583

9	DIONE		A	$20,500	5.00%	Louis Dreyfus Commodities Suisse S.A., Geneva	26-Sep-10	26-Jul-12 - 26-Nov-12
	2001	75,172

10	DANAE		A	$15,600	5.00%	Hyundai Merchant Marine Co., Ltd., Seoul, South Korea	18-Apr-11	18-Mar-13 - 18-May-13	5
	2001	75,106

11	OCEANIS		A	$19,750	5.00%	China National Chartering Co. Ltd. (Sinochart BJ), Beijing	17-Sep-10	17-Aug-12 - 1-Nov-12
	2001	75,211

12	TRITON		A	$19,500	4.75%	Resource Marine Pte., Ltd, Singapore	11-Dec-10	11-Nov-13 - 11-Feb-14	6
	2001	75,336

13	ALCYON		A	$34,500	4.75%	Cargill International S.A., Geneva	21-Feb-08	21-Nov-12 - 21-Feb-13
	2001	75,247

14	NIREFS		A	$12,250	5.00%	Morgan Stanley Capital Group Inc.	18-Dec-11	18-Jan-13 - 18-Apr-13
	2001	75,311

15	MELIA		G	$10,900	5.00%	STX Panocean Co., Ltd., Seoul	2-May-12	2-Apr-13 - 2-Jul-13
	2005	76,225

	Vessel		Sister Ships*	Gross Rate (USD Per Day)	Com**	Charterer	Delivery Date to Charterer	Redelivery Date to Owners***	Notes
	BUILT	DWT
16	MELITE		G	$16,500	5.00%	Cargill International S.A., Geneva	1-Feb-11	1-Jan-13 - 1-Mar-13
	2004	76,436

17	LETO			$12,900	5.00%	EDF Trading Limited, London	17-Jan-12	17-Jan-14 - 17-Nov-14
	2010	81,297

	Post-Panamax Bulk Carrier
18	ALCMENE			$20,250	5.00%	Cargill International S.A., Geneva	20-Nov-10	5-Oct-12 - 4-Jan-13
	2010	93,193

	Capesize Bulk Carriers
19	NORFOLK			$74,750	3.75%	Corus UK Limited	12-Feb-08	12-Jan-13 - 12-Mar-13	7
	2002	164,218

20	ALIKI			$26,500	5.00%	Minmetals Logistics Group Co. Ltd., Beijing	1-Mar-11	1-Feb-16 - 1-Apr-16
	2005	180,235

21	SALT LAKE CITY			$55,800	5.00%	Refined Success Limited	28-Sep-07	28-Aug-12 - 28-Oct-12
	2005	171,810

22	SIDERIS GS		D	$30,500	5.00%	BHP Billiton Marketing AG	16-Oct-10	16-Feb-13 - 16-Jun-13
	2006	174,186

23	SEMIRIO		D	$17,350	5.00%	Cargill International S.A., Geneva	30-May-11	15-Mar-13 - 14-Aug-13
	2007	174,261

24	BOSTON		D	$14,000	5.00%	Morgan Stanley Capital Group Inc.	29-Oct-11	29-Aug-13 - 29-Dec-13	8
	2007	177,828

25	HOUSTON		D	$55,000	4.75%	Shagang Shipping Co.	3-Nov-09	3-Oct-14 - 3-Jan-15	9
	2009	177,729

26	NEW YORK		D	$48,000	3.75%	Nippon Yusen Kaisha, Tokyo (NYK)	3-Mar-10	3-Jan-15 - 3-May-15
	2010	177,773

	Newcastlemax Bulk Carriers
27	LOS ANGELES		E	$18,000	5.00%	EDF Trading Limited, London	9-Feb-12	9-Dec-15 - 9-Apr-16
	2012	206,104

28	PHILADELPHIA		E	$18,000	5.00%	EDF Trading Limited, London	17-May-12	17-Jan-16 - 17-Jul-16
	2012	206,040

	Vessels Under Construction
29	HULL H2528		F	—	—	—	—	—	10
	2013	76,000

30	HULL H2529		F	—	—	—	—	—	10
	2013	76,000

*	Each dry bulk carrier is a “sister ship”, or closely similar, to other dry bulk carriers that have the same letter.
**	Total commission percentage paid to third parties.
***	Charterers’ optional period to redeliver the vessel to owners. Charterers have the right to add the off hire days, if any, and therefore the optional period may be extended.
1	The previous charterers, Cargill International S.A., Geneva have agreed to compensate the Owners for the difference between the new rate and the previous rate from May 17, 2012 to May 24, 2012.
2	The previous charterers, Daelim Corporation, Seoul, have agreed to compensate the owners for the early redelivery of the Clio by paying US$17,000 gross per day, minus 5% commission paid to third parties, starting from the date of redelivery to owners, on February 22, 2012, to the minimum agreed redelivery date, April 8, 2012.
3	Vessel off-hire for drydocking from March 27, 2012 to April 17, 2012.
4	Vessel off-hire for drydocking from January 28, 2012 to February 22, 2012.
5	Vessel off-hire for unscheduled maintenance from May 5, 2012 to May 9, 2012.

6	Resource Marine Pte., Ltd, Singapore is a guaranteed nominee of Macquarie Bank Limited.
7	Since September 2010 Charterer’s name has changed to Tata Steel UK, Limited.
8	Morgan Stanley Capital Group Inc. has the option to employ the vessel for a further minimum eleven (11) to a maximum thirteen (13) month period at a gross rate of US$15,000 per day starting twenty-four (24) months after delivery of the vessel to the charterer.
9	Shagang Shipping Co. is a guaranteed nominee of the Jiangsu Shagang Group Co.
10	Year of delivery and dwt are based on shipbuilding contract.

Each of our vessels is owned through a separate wholly-owned subsidiary.

Our vessels operate worldwide within the trading limits imposed by our insurance policy conditions and do not operate in areas where sanctions of the United States, the European Union or the United Nations have been imposed.

Recent Developments

On April 20, 2012, we paid $8.7 million in a first installment payment for the construction of hulls H2528 and H2529. On May 1, 2012, we took delivery of the Melia, a 2005-built Panamax dry bulk carrier of 76,225 dwt which we acquired for $20.65 million. On May 16, 2012, we took delivery of the Philadelphia, a newly-built Newcastlemax dry bulk carrier of 206,040 dwt.

On May 15, 2012, we accepted a term sheet from Nordea Bank Finland, Plc., London Branch, to increase the existing loan facility of $16.1 million by an additional loan amount of $10.3 million to finance part of the acquisition cost of the Melia. The new credit facility amount will be repaid in 20 equal quarterly installments of $234,660 and a balloon payment of $5,631,800.

On May 18, 2012 we drew down $34.65 million under our facility with the Import-Export Bank of China and DnB Bank ASA to finance part of the construction cost of the Philadelphia.

Corporate Structure

Diana Shipping Inc. is a holding company incorporated under the laws of Liberia in March 1999 as Diana Shipping Investments Corp. In February 2005, we redomiciled from the Republic of Liberia to the Republic of the Marshall Islands and changed our name to Diana Shipping Inc. Our executive offices are located at Pendelis 16, 175 64 Palaio Faliro, Athens, Greece. Our telephone number at this address is 011 30 (210) 947-0100. Our website address is www.dianashippinginc.com. The information on our website is not a part of this prospectus.

The Securities We May Offer

We may use this prospectus to offer our:

•	common stock (including preferred stock purchase rights);

•	preferred stock;

•	debt securities;

•	warrants;

•	purchase contracts;

•	rights; or

•	units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks in addition to those set forth below associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risks described below and the discussion of risks under the heading “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2011 and included in the documents we have incorporated by reference in this prospectus that summarize the risks that may materially affect our business before making an investment in our securities. Please see the section in this prospectus entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” In addition, you should also consider carefully the risks set forth under the heading “Risk Factors” in any prospectus supplement before investing in any securities offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our results of operations or financial condition.

If the share price of our common shares fluctuates after this offering, you could lose a significant part of your investment.

The market price of our common shares may be influenced by many factors, many of which are beyond our control, including the other risks described under the heading “Risk Factors—Risk Factors Related to Our Common Shares” in our Annual Report on Form 20-F for the year ended December 31, 2011 and the following:

•	the failure of securities analysts to publish research about us after this offering, or analysts making changes in their financial estimates;

•	announcements by us or our competitors of significant contracts, acquisitions or capital commitments;

•	variations in quarterly operating results;

•	general economic conditions;

•	terrorist or piracy acts;

•	future sales of our common shares or other securities; and

•	investors’ perception of us and the international drybulk shipping sector.

As a result of these factors, investors in our common shares may not be able to resell their common shares at or above the initial offering price. These broad market and industry factors may materially reduce the market price of our common shares, regardless of our operating performance.

We may issue additional common shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our common shares.

We may issue additional common shares or other equity securities of equal or senior rank in the future in connection with, among other things, future vessel acquisitions, repayment of outstanding indebtedness or our equity incentive plan, without shareholder approval, in a number of circumstances.

Our issuance of additional common shares or other equity securities of equal or senior rank would have the following effects:

•	our existing shareholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for dividends payable on our common shares may decrease;

•	the relative voting strength of each previously outstanding common share may be diminished; and

•	the market price of our common shares may decline.

Because the Public Company Accounting Oversight Board is not currently permitted to inspect our independent accounting firm, you may not benefit from such inspections.

Auditors of U.S. public companies are required by law to undergo periodic Public Company Accounting Oversight Board (PCAOB) inspections that assess their compliance with U.S. law and professional standards in connection with performance of audits of financial statements filed with the Commission. Certain European Union countries, including Greece, do not currently permit the PCAOB to conduct inspections of accounting firms established and operating in such European Union countries, even if they are part of major international firms. Accordingly, unlike for most U.S. public companies, the PCAOB is prevented from evaluating our auditor’s performance of audits and its quality control procedures, and, unlike shareholders of most U.S. public companies, we and our shareholders are deprived of the possible benefits of such inspections.

FORWARD LOOKING STATEMENTS

Matters discussed in this document may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. The words “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect” and similar expressions identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors and matters discussed elsewhere in this prospectus, and in the documents incorporated by reference in this prospectus, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies, fluctuations in currencies and interest rates, general market conditions, including fluctuations in charter hire rates and vessel values, changes in demand in the dry bulk shipping industry, changes in our operating expenses, including bunker prices, drydocking and insurance costs, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, and other important factors described from time to time in the reports filed by us with the Commission and the New York Stock Exchange. We caution readers of this prospectus and any prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to update or revise any forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited ratio of earnings to fixed charges for each of the preceding five fiscal years.(1)

	For the year ended December 31,
	2011	2010	2009	2008	2007
Earnings:
Net income before equity income and minority interest	$106,288	$127,869	$121,498	$221,699	$134,220
Add: Distributed income of equity investees	600	—	—	—	—
Add: Fixed charges	5,407	5,245	3,372	6,311	7,059

	$112,295	$133,114	$124,870	$228,010	$141,279
Less: Interest capitalized	635	340	363	853	1,440

Total earnings	$111,660	$132,774	$124,507	$227,157	$139,839

Fixed Charges:
Interest expensed and capitalized	$5,129	$4,982	$3,307	$6,225	$6,948
Amortization and write-off of deferred financing fees	278	263	65	86	111

Total Fixed Charges	$5,407	$5,245	$3,372	$6,311	$7,059

Ratio of Earnings to Fixed Charges(2)	20.7x	25.3x	36.9x	36.0x	19.8x

(1)	We have not issued any preferred stock as of the date of this prospectus.
(2)	For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net income available to common stockholders, before adjustment for minority interests in consolidated subsidiaries and before income or loss from equity investees, plus distributed income of equity investees and fixed charges less interest capitalized. Fixed charges consist of interest expensed and capitalized, interest portion of rental expense and amortization and write-off of capitalized expenses relating to indebtedness.

USE OF PROCEEDS

We intend to use net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

CAPITALIZATION

The following unaudited table sets forth our capitalization at December 31, 2011, on an actual basis and on an as adjusted basis as of May 18, 2012 to give effect to the drawdown of $88.225 million, made in February and May 2012, under our secured credit facilities with the Import-Export Bank of China and DNB Bank ASA and Nordea Bank Finland Plc, to finance part of the acquisition and construction cost of the vessels Leto, Los Angeles and Philadelphia and the repurchase and cancellation of 97,364 shares of our stock for $0.7 million under our stock repurchase plan.

	As of December 31, 2011
	Actual	As Adjusted
	(in thousands of U.S. dollars)
Debt (principal balance, secured and guaranteed)	$374,300	$462,525
Shareholders’ equity
Preferred stock, $0.01 par value; 25,000,000 shares authorized, none issued, actual and as adjusted	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized; 82,419,417 and 82,322,053 issued and outstanding as at December 31, 2011, actual and as adjusted, respectively.	$824	$823
Additional paid-in capital	915,404	914,662
Other comprehensive loss	(112)	(112)
Retained earnings	292,762	292,762

Total stockholders’ equity	$1,208,878	$1,208,135

Total capitalization	$1,583,178	$1,670,660

Each prospectus supplement will include updated information on our consolidated capitalization.

DILUTION

Information about the amount by which the offering price of our common shares issued pursuant to this prospectus exceeds the net tangible book value per share of our common shares following such issuance will be included in a prospectus supplement.

PRICE RANGE OF COMMON STOCK

The trading market for shares of our common stock is the New York Stock Exchange, on which our shares trade under the symbol “DSX”. The following table sets forth for the periods indicated the high and low closing prices for shares of our common stock, as reported by the New York Stock Exchange:

	2012		2011		2010		2009		2008		2007
Period	High	Low	High	Low	High	Low	High	Low	High	Low	High	Low
Annual			$12.64	$6.93	$16.27	$11.19	$18.52	$10.15	$31.66	$7.24	$44.82	$15.79
1st quarter	$9.87	$7.80	$12.64	$11.50	$16.27	$13.26
2nd quarter			12.13	10.70	15.82	11.19
3rd quarter			11.13	7.42	13.39	11.46
4th quarter			8.54	6.93	14.08	11.82

December			8.07	7.48
January	$8.44	$7.80
February	9.87	8.11
March	9.24	8.41
April	8.90	7.52
May	8.25	7.20
June*	7.70	7.07

*	For the period from June 1, 2012 until June 26, 2012.

ENFORCEMENT OF CIVIL LIABILITIES

Diana Shipping Inc. is a Marshall Islands corporation and our principal executive offices are located outside the United States in Athens, Greece. A majority of our directors, officers and the experts named in the prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

PLAN OF DISTRIBUTION

We may sell or distribute the securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we may sell some or all of our securities included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we may enter into option or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of our common shares by broker-dealers;

•	sell common shares short and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the New York Stock Exchange, the existing trading market for our shares of common stock, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to all of the securities being registered under this Registration Statement.

As a result of requirements of the Financial Industry Regulatory Authority, or FINRA, formerly the National Association of Securities Dealers, Inc., the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 under the Securities Act.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our amended and restated articles of incorporation and bylaws. We refer you to our amended and restated articles of incorporation and bylaws, copies of which have been filed as identified in the exhibit index to this registration statement and are incorporated by reference herein.

Purpose

Our purpose, as stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Business Corporations Act of the Marshall Islands, or the BCA. Our amended and restated articles of incorporation and bylaws do not impose any limitations on the ownership rights of our stockholders.

Authorized Capitalization

Under our amended and restated articles of incorporation, as of the date of this prospectus, our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, of which 82,989,667 shares are issued and outstanding, and 25,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding. All of our shares of stock are in registered form.

Share History

In May 2009, we completed a secondary public offering in the United States of 6,000,000 shares of common stock at a price of $16.85 per share, from which we received $98.4 million of net proceeds.

In February 2010, 2011 and 2012, we granted an aggregate of 1,803,595 shares of restricted common stock to our executive management and non-executive directors pursuant to our 2005 Equity Incentive Plan, as amended, and to our 2011 Equity Incentive Plan.

In December 2011, we entered into an agreement with Goldman, Sachs & Co. (the “Broker”) to repurchase our stock according to Rule 10b5-1(c)(l) and to the extent applicable to Rule 10b-18 under the Securities and Exchange Act of 1934. Under the terms of the agreement the Broker could purchase shares in the open market or through privately negotiated transactions for a commission of $0.03 per share of stock purchased. The agreement was terminated on February 29, 2012 and we repurchased a total of 251,455 shares for $1.9 million.

Common Stock

Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock which we may issue in the future.

Preferred Stock

The material terms of any series of preferred shares that we offer through a prospectus supplement will be described in that prospectus supplement. Our board of directors is authorized to provide for the issuance of preferred shares in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such preferred shares. At the time that any series of our preferred shares is authorized, our board of directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our board of directors could, without shareholder approval, cause us to issue preferred stock which has voting, conversion and other rights that could adversely affect the holders of our common stock or make it more difficult to effect a change in control. Our preferred shares could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our shareholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our shareholders. In addition, our preferred shares could be issued with voting, conversion and other rights and preferences which would adversely affect the voting power and other rights of holders of our common stock.

Preferred Stock Purchase Rights

Each share of our common stock includes one right, which we refer to as a right, that entitles the holder to purchase from us a unit consisting of one-thousandth of a share of our preferred stock at a purchase price of $100.00 per unit, subject to specified adjustments. The rights were issued pursuant to an amended and restated stockholders rights agreement dated October 15, 2005, between us and Computershare Trust Company, Inc., as rights agent. We subsequently appointed Mellon Investor Services LLC as successor rights agent and entered into a second amended and restated rights agreement with Mellon Investor Services LLC, dated October 7, 2008, which has since been assigned to Computershare Shareowner Services LLC. Until a right is exercised, the holder of a right will have no rights to vote or receive dividends or any other stockholder rights.

The rights may have anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire us. Because our board of directors can approve a redemption of the rights or a permitted offer, the rights should not interfere with a merger or other business combination approved by our board of directors. The adoption of the rights agreement was approved by our existing stockholders prior to our initial public offering.

We have summarized the material terms and conditions of the rights agreement and the rights below. For a complete description of the rights, we encourage you to read the rights agreement, which we have filed as an exhibit to the registration statement of which this prospectus is a part.

Detachment of the Rights

The rights are attached to all certificates representing our currently outstanding common stock and will attach to all common stock certificates we issue prior to the rights distribution date that we describe below. The rights are not exercisable until after the rights distribution date and will expire at the close of business on the tenth anniversary date of the adoption of the rights plan, unless we redeem or exchange them earlier as we describe below. The rights will separate from the common stock and a rights distribution date would occur, subject to specified exceptions, on the earlier of the following two dates:

•	the 10th day after public announcement that a person or group has acquired ownership of 15% or more of the Company’s common stock; or

•	the 10th business day (or such later date as determined by the Company’s board of directors) after a person or group announces a tender or exchange offer which would result in that person or group holding 15% or more of the Company’s common stock.

Persons who are our stockholders on the effective date of the rights agreement are excluded from the definition of “acquiring person” until such time as they acquire an additional 20% of our outstanding common stock for purposes of the rights, and therefore until such time, their ownership cannot trigger the rights. Specified

“inadvertent” owners that would otherwise become an acquiring person, including those who would have this designation as a result of repurchases of common stock by us, will not become acquiring persons as a result of those transactions.

Our board of directors may defer the rights distribution date in some circumstances, and some inadvertent acquisitions will not result in a person becoming an acquiring person if the person promptly divests itself of a sufficient number of shares of common stock.

Until the rights distribution date:

•	our common stock certificates will evidence the rights, and the rights will be transferable only with those certificates; and

•	any new common stock will be issued with rights and new certificates will contain a notation incorporating the rights agreement by reference.

As soon as practicable after the rights distribution date, the rights agent will mail certificates representing the rights to holders of record of common stock at the close of business on that date. After the rights distribution date, only separate rights certificates will represent the rights.

We will not issue rights with any shares of common stock we issue after the rights distribution date, except as our board of directors may otherwise determine.

Flip-In Event

A “flip-in event” will occur under the rights agreement when a person becomes an acquiring person other than pursuant to certain kinds of permitted offers. An offer is permitted under the rights agreement if a person will become an acquiring person pursuant to a merger or other acquisition agreement that has been approved by our board of directors prior to that person becoming an acquiring person.

If a flip-in event occurs and we have not previously redeemed the rights as described under the heading “Redemption of Rights” below or, if the acquiring person acquires less than 50% of our outstanding common stock and we do not exchange the rights as described under the heading “Exchange of Rights” below, each right, other than any right that has become void, as we describe below, will become exercisable at the time it is no longer redeemable for the number of shares of common stock, or, in some cases, cash, property or other of our securities, having a current market price equal to two times the exercise price of such right.

When a flip-in event occurs, all rights that then are, or in some circumstances that were, beneficially owned by or transferred to an acquiring person or specified related parties will become void in the circumstances the rights agreement specifies.

Flip-Over Event

A “flip-over event” will occur under the rights agreement when, at any time after a person has become an acquiring person:

•	we are acquired in a merger or other business combination transaction, other than specified mergers that follow a permitted offer of the type we describe above; or

•	50% or more of our assets or earning power is sold or transferred.

If a flip-over event occurs, each holder of a right, other than any right that has become void as we describe under the heading “Flip-In Event” above, will have the right to receive the number of shares of common stock of the acquiring company which has a current market price equal to two times the exercise price of such right.

Antidilution

The number of outstanding rights associated with our common stock is subject to adjustment for any stock split, stock dividend or subdivision, combination or reclassification of our common stock occurring prior to the rights distribution date. With some exceptions, the rights agreement will not require us to adjust the exercise price of the rights until cumulative adjustments amount to at least 1% of the exercise price. It also will not require us to issue fractional shares of our preferred stock that are not integral multiples of one-thousandth of a share, and, instead we may make a cash adjustment based on the market price of the common stock on the last trading date prior to the date of exercise.

Redemption of Rights

At any time until the date on which the occurrence of a flip-in event is first publicly announced, we may order redemption of the rights in whole, but not in part, at a redemption price of $0.01 per right. The redemption price is subject to adjustment for any stock split, stock dividend or similar transaction occurring before the date of redemption. At our option, we may pay that redemption price in cash or shares of common stock. The rights are not exercisable after a flip-in event if they are timely redeemed by us or until ten days following the first public announcement of a flip-in event. If our board of directors timely orders the redemption of the rights, the rights will terminate on the effectiveness of that action.

Exchange of Rights

We may, at our option, exchange the rights (other than rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which have become void), in whole or in part. The exchange will be at an exchange ratio of one share of common stock per right, subject to specified adjustments at any time after the occurrence of a flip-in event and prior to any person other than us or our existing stockholders becoming the beneficial owner of 50% or more of our outstanding common stock for the purposes of the rights agreement.

Amendment of Terms of Rights

During the time the rights are redeemable, we may amend any of the provisions of the rights agreement, other than by decreasing the redemption price. Once the rights cease to be redeemable, we generally may amend the provisions of the rights agreement, other than to decrease the redemption price, only as follows:

•	to cure any ambiguity, defect or inconsistency;

•	to make changes that do not materially adversely affect the interests of holders of rights, excluding the interests of any acquiring person; or

•	to shorten or lengthen any time period under the rights agreement, except that we cannot lengthen the time period governing redemption or lengthen any time period that protects, enhances or clarifies the benefits of holders of rights other than an acquiring person.

Other Matters

Directors

Our directors are elected by a majority of the votes cast by stockholders entitled to vote. There is no provision for cumulative voting.

Our board of directors must consist of at least one member. Stockholders may change the number of directors only by the affirmative vote of holders of a majority of the outstanding common stock. The board of directors may change the number of directors only by a majority vote of the entire board. Our board of directors is divided into three classes, with each class serving staggered, three-year terms. Each director shall be elected to serve until the next annual meeting of stockholders, at which the term expires for the relevant class, and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our board of directors has the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us.

Stockholder Meetings

Under our bylaws, annual stockholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called by stockholders holding not less than one-fifth of all the outstanding shares entitled to vote at such meeting. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the stockholders that will be eligible to receive notice and vote at the meeting.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder to receive payment of the appraised fair value of his shares is not available under the BCA for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. In the event of any further amendment of our amended and restated articles of incorporation, a shareholder also has the right to dissent and receive payment for the shareholder’s shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.

Stockholders’ Derivative Actions

Under the BCA, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorneys fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive offices.

The limitation of liability and indemnification provisions in our amended and restated articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-takeover Effect of Certain Provisions of our Amended and Restated Articles of Incorporation and Bylaws

Several provisions of our amended and restated articles of incorporation and bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise that a stockholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Business Combinations

Our amended and restated articles of incorporation generally prohibit us from entering into a business combination with an “interested shareholder” for a period of three years following the date on which the person became an interested shareholder. Interested shareholder is defined, with certain exceptions, as a person who (i) owns more than 15% of our outstanding voting stock, or (ii) is an affiliate or associate of the Company that owned more than 15% of our outstanding stock at any time in the prior three years from the date the determination is being made as to whether he or she is an interested shareholder.

This prohibition does not apply in certain circumstances such as if (i) prior to the person becoming an interested shareholder, our board of directors approved the business combination or the transaction which resulted in the person becoming an interested shareholder, or (ii) the person became an interested shareholder prior to the Company’s initial public offering.

Blank Check Preferred Stock

Under the terms of our amended and restated articles of incorporation, our board of directors has authority, without any further vote or action by our stockholders, to issue up to 25,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Classified Board of Directors

Our amended and restated articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay stockholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.

Election and Removal of Directors

Our amended and restated articles of incorporation prohibit cumulative voting in the election of directors. Our bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our articles of incorporation also provide that our directors may be removed only for cause and only upon the affirmative vote of a majority of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Stockholders

Our amended and restated articles of incorporation and our bylaws provide that any action required or permitted to be taken by our stockholders must be effected at an annual or special meeting of stockholders or by the unanimous written consent of our stockholders. Our amended and restated articles of incorporation and our bylaws provide that, subject to certain exceptions, our Chairman, Chief Executive Officer, or Secretary at the direction of the board of directors or holders of not less than one-fifth of all outstanding shares may call special meetings of our stockholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a stockholder may be prevented from calling a special meeting for stockholder consideration of a proposal over the opposition of our board of directors and stockholder consideration of a proposal may be delayed until the next annual meeting.

Stockholders Rights Agreement

Our Stockholders Rights Agreement may have anti-takeover effects. The rights exercisable under the Stockholders Rights Agreement will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. Please see “Preferred Stock Purchase Rights.”

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the date on which we first mailed our proxy materials for the preceding year’s annual meeting. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Transfer Agent

The registrar and transfer agent for our common stock is Computershare Shareowner Services LLC.

Listing

Shares of our common stock are listed on the New York Stock Exchange under the symbol “DSX.”

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to this Registration Statement, or as an exhibit to a Securities Exchange Act of 1934, or Exchange Act, report that will be incorporated by reference to the Registration Statement or a prospectus supplement. We will refer to any or all of these reports as “subsequent filings.” The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

The following description of the terms of the debt securities sets forth certain general terms and provisions. The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement or supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.

General

Neither indenture limits the amount of debt securities which may be issued, and each indenture provides that debt securities may be issued up to the aggregate principal amount from time to time. The debt securities may be issued in one or more series. The senior debt securities will be unsecured and will rank in parity with all of our other unsecured and unsubordinated indebtedness. Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness of debt securities will be described in an accompanying prospectus supplement.

You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•	if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

•	the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•	if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•	if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•	if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

•	whether the offered debt securities will be issued in the form of global securities or certificates in registered form;

•	any terms with respect to subordination;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the offered debt securities; and

•	the applicability of any guarantees.

Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

We may issue senior debt securities under a senior debt indenture. These senior debt securities would rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

We may issue subordinated debt securities under a subordinated debt indenture. Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•	the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:

•	subordinated debt securities; and

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:

(1) changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2) reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3) reduces the principal or changes the maturity of any security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

(4) waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5) makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

(6) makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7) waives a redemption payment with respect to any security or change any of the provisions with respect to the redemption of any securities;

will be effective against any holder without his consent. Other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium when due;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•	default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the IRS a ruling to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in applicable subsequent filings, payments of principal, premium and interest on debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•	the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.

DTC is a member of the U.S. Federal Reserve System, a limited-purpose trust company under New York State banking law and a registered clearing agency with the U.S Securities and Exchange Commission. Established in 1973, DTC was created to reduce costs and provide clearing and settlement efficiencies by immobilizing securities and making “book-entry” changes to ownership of the securities. DTC provides securities movements for the net settlements of the National Securities Clearing Corporation, or NSCC, and settlement for institutional trades (which typically involve money and securities transfers between custodian banks and broker/dealers), as well as money market instruments.

DTC is a subsidiary of The Depository Trust & Clearing Company, or DTCC. DTCC is a holding company established in 1999 to combine DTC and NSCC. DTCC, through its subsidiaries, provides clearing, settlement and information services for equities, corporate and municipal bonds, government and mortgage backed securities, money market instruments and over the-counter derivatives. In addition, DTCC is a leading processor of mutual funds and insurance transactions, linking funds and carriers with their distribution networks. DTCC’s customer base extends to thousands of companies within the global financial services industry. DTCC serves brokers, dealers, institutional investors, banks, trust companies, mutual fund companies, insurance carriers, hedge funds and other financial intermediaries—either directly or through correspondent relationships.

DTCC is industry-owned by its customers who are members of the financial community, such as banks, broker/dealers, mutual funds and other financial institutions. DTCC operates on an at-cost basis, returning excess revenue from transaction fees to its member firms. All services provided by DTC are regulated by the U.S. Securities and Exchange Commission.

The 2012 DTCC Board of Directors is composed of 19 directors serving one-year terms. Thirteen directors are representatives of clearing agency participants, including international broker/dealers, custodian and clearing banks, and investment institutions; of these, two directors are designated by DTCC’s preferred shareholders, which are NYSE Euronext and FINRA. Three directors are from non-participants. The remaining three are the chairman and chief executive officer, president, and chief operating officer of DTCC. All of the Board members except those designated by the preferred shareholders are elected annually.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institutions in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.

DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement; or

•	currencies.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities or currencies at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities or currencies and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or pre-funded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the stockholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the exercise price for the rights;

•	the number of rights issued to each stockholder;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	the amount of rights outstanding;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the SEC if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more rights, purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the rights, purchase contracts, warrants, debt securities, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the Registration Statement of which this prospectus forms a part, all of which will be paid by us.

Commission registration fee		$57,300
Blue sky fees and expenses	$	*
Printing and engraving expenses	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Indenture trustee fees and experts	$	*
FINRA fee	$	*
NYSE listing fee	$	*
Transfer agent and registrar	$	*
Miscellaneous	$	*

Total	$	*

*	To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this prospectus.

LEGAL MATTERS

The validity of the securities offered by this prospectus with respect to Marshall Islands law and certain other legal matters relating to United States and Marshall Islands law will be passed upon for us by Seward  & Kissel LLP, New York, New York.

EXPERTS

The consolidated financial statements of Diana Shipping Inc. appearing in Diana Shipping Inc.’s Annual Report (Form 20-F) for the year ended December 31, 2011 and the effectiveness of internal control over financial reporting of Diana Shipping Inc. as of December 31, 2011, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports within the Commission. You may read and copy any document that we file at the public reference room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You may also learn about our Company by visiting our website at http://www.dianashippinginc.com. The information on our website is not a part of this prospectus.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the following documents and any future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934:

•	our Report of Foreign Private Issuer on Form 6-K, which was furnished to the Commission on June 26, 2012, announcing the drawdown of $10.325 million through a supplemental loan agreement with Nordea Bank Finland Plc, London Branch;

•	our Report of Foreign Private Issuer on Form 6-K, which was furnished to the Commission on June 21, 2012, which contains the Company’s Notice of Annual Meeting, Proxy Statement and Proxy Card;

•	our Report of Foreign Private Issuer on Form 6-K, which was furnished to the Commission on June 11, 2012, announcing our entry into a time charter contract with Cargill International S.A. for the m/v “Protefs”;

•	our Report of Foreign Private Issuer on Form 6-K, which was furnished to the Commission on May 17, 2012, announcing the date of our 2012 Annual Meeting of Shareholders;

•	our annual report on Form 20-F for the year ended December 31, 2011, filed with the Commission on April 20, 2012, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed; and

•	our Form 8-A12B, filed with the SEC on March 15, 2005, registering our common shares, par value $0.01 per share, and our preferred stock purchase rights under Section 12(b) of the Exchange Act, and any amendment filed thereto.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the Commission and certain Reports on Form 6-K or other filings that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-

effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Diana Shipping Inc.

Pendelis 16

175 64 Palaio Faliro

Athens, Greece

011 30 (210) 947-0100

Information Provided by the Company

We will furnish holders of our common stock with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section for the relevant periods. As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to any shareholder in accordance with the rules of the New York Stock Exchange, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.